Exhibit 2.1

[EXECUTION VERSION]

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

DATED AS OF JANUARY 4, 2016

AMONG

SIERRA BANCORP

AND

COAST BANCORP

EXHIBIT A	Form of Director Voting, Non-Competition and Non-Solicitation Agreement
EXHIBIT A-1	Directors executing Director Voting, Non-Competition and Non-Solicitation Agreements
EXHIBIT B	Form of Executive Voting and Non-Solicitation Agreement
EXHIBIT B-1	Executives executing Executive Voting and Non-Solicitation Agreements
EXHIBIT C-1	Form of Merger Agreement
EXHIBIT C-2	Form of Bank Merger Agreement
EXHIBIT D	Form of Option Holder Agreement

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AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of January 4, 2016 (the “Agreement Date”), by and between Sierra Bancorp, a California corporation (“Parent”), and Coast Bancorp, a California corporation (“Company”).

RECITALS

WHEREAS, the Board of Directors of Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the business combination transaction provided for in this Agreement in which Company will, on the terms and subject to the conditions set forth herein, merge with and into Parent (the “Merger”), with Parent being the surviving entity in the Merger and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Company and its shareholders.

WHEREAS, the Board of Directors of Parent has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (ii) determined that this Agreement and such transactions are advisable, and in the best interests of, Parent and its shareholders.

WHEREAS, immediately following the Merger, Coast National Bank, a national banking association and a wholly-owned subsidiary of Company will merge with and into Bank of the Sierra, a California state-chartered bank and wholly owned subsidiary of Parent (“Parent Bank”, and such merger, the “Bank Merger”), with Parent Bank being the surviving entity in the Bank Merger;

WHEREAS, the parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, as a material inducement to Parent and Parent Bank to enter into this Agreement, and simultaneously with the execution of this Agreement, each of the directors of Company listed in Exhibit A-1 is entering into an agreement, in the form of Exhibit A hereto (the “Voting, Non-Competition and Non-Solicitation Agreements”), pursuant to which they shall agree, among other things, to vote their shares of capital stock of Company in favor of the approval and adoption of this Agreement and to restrict his or her activities after the Effective Time other than for the benefit of Parent and Parent Bank.

WHEREAS, as a material inducement to Parent and Parent Bank to enter into this Agreement, and simultaneously with the execution of this Agreement, each of the executive officers of Company listed in Exhibit B-1 is entering into an agreement, in the form of Exhibit B hereto (the “Voting and Non-Solicitation Agreements”), pursuant to which they shall agree, among other things, pursuant to which each such executive officer shall agree, among other things, to restrict his or her activities after the Effective Time other than for the benefit of Parent and Parent Bank.

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WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement having confidentiality and standstill provisions that are no less favorable to Company, than the terms and provisions of the Confidentiality Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.4(a).

“Adjusted Shareholders’ Equity” means the total shareholders’ equity of Company computed in accordance with GAAP, but excluding (i) all other comprehensive income or loss from the amount shown in the June 30, 2015 financial statements, (ii) positive changes in the amount of the valuation allowance for the Company’s deferred tax asset from the amount reported in the June 30, 2015 financial statements, (iii) the accrual or payment of Company Transaction Expenses, (iv) any amount paid to retire the Senior Note, and (v) any items, charges, or accruals taken at the written request of Parent.

“Affiliate” means, with respect to a Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” or “under common control with”), as applied to any Person, means the possession, directly or indirectly, of (i) ownership, control or power to vote ten percent (10%) or more of the outstanding shares of any class of voting securities of such Person, (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such Person or (iii) the power to exercise a controlling influence over the management or policies of such Person; provided, however, neither Company nor any of its Affiliates shall be deemed an Affiliate of Parent, Parent Bank or any of their respective Subsidiaries for purposes of this Agreement prior to the Effective Time and neither Parent, Parent Bank nor any of their respective Affiliates shall be deemed an Affiliate of Company or any of its Subsidiaries for purposes of this Agreement prior to the Effective Time.

“After Consultation” shall mean, with respect to the Company Board, after consultation with a financial advisor to Company and with outside legal counsel to Company; provided, however, that if such consultation relates solely to determinations of the Company Board regarding interpretations and other matters of Applicable Legal Requirements, “After Consultation” means, in such context, after consultation by the Company Board solely with such applicable outside legal counsel (and not also with such financial advisor).

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“Aggregate Cash Consideration” means (a) $3,176,371, minus the Price Adjustment (if any), plus (b) the product of the number of shares of Company Common Stock issued between the date of this agreement and the Effective Time pursuant to the exercise of Company Options, including shares of Company Common Stock which may be issued to holders of Company Options who have provided notice of exercise prior to the Option Exercise Notice Deadline in accordance with Section 2.4(c), times $0.56.

“Aggregate Merger Consideration” the sum of the Aggregate Cash Consideration and the Aggregate Stock Consideration multiplied by the Parent Average Closing Price.

“Aggregate Stock Consideration” means (a) 581,753 shares of Parent Common Stock plus (b) the product of the number of shares of Company Common Stock issued between the date of this agreement and the Effective Time pursuant to the exercise of Company Options, including shares of Company Common Stock which may be issued to holders of Company Options who have provided notice of exercise prior to the Option Exercise Notice Deadline in accordance with Section 2.4(c), times 0.10302, subject to adjustment as provided in Section 2.6(j).

“Agreement” means this Agreement and Plan of Reorganization and Merger, as amended or modified from time to time in accordance with Section 8.2.

“Applicable Legal Requirements” shall mean any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Entity applicable, in the case of any Person, to such Person or its properties, assets, officers, directors, employees or agents (in connection with such officers’, directors’, employees’ or agents’ activities on behalf of such Person). For the avoidance of doubt, “Applicable Legal Requirements” shall include any rules, regulations or listing requirements of any stock exchange on which shares of a Person’s common stock are listed or included for trading.

“Bank Merger” has the meaning set forth in the Recitals.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day, other than Saturday, Sunday or a federal or state holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Pacific Time.

“Capital Trust” means Coast Bancorp Statutory Trust II, a Delaware statutory business trust.

“Cash Designated Shares” has the meaning set forth in Section 2.4(e)(ii)(C).

“Cash Election Shares” has the meaning set forth in Section 2.4(b).

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“Cash Percentage” shall mean the amount derived by dividing the Aggregate Cash Consideration by the Aggregate Merger Consideration.

“CDBO” means the Department of Business Oversight of the State of California, successor to the California Department of Financial Institutions.

“Certificate” has the meaning set forth in Section 2.6(b).

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing Date” means the date on which the Effective Time occurs.

“Closing” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Articles” means the Articles of Incorporation of Company, as amended.

“Company Bank” means Coast National Bank, a national banking association.

“Company Benefit Plan” has the meaning set forth in Section 4.2(j).

“Company Board Recommendation” has the meaning set forth in Section 4.2(c).

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” means the Bylaws of Company, as amended.

“Company Change in Recommendation” has the meaning set forth in Section 5.1(c).

“Company Common Stock” means the common stock of Company.

“Company Contracts” has the meaning set forth in Section 4.2(i).

“Company Financial Statements” has the meaning set forth in Section 4.2(d)(i).

“Company Preferred Stock” means the Series A Junior Participating Preferred Stock, no par value per share, of the Company, to be issued pursuant to Rights under the Shareholder Rights Plan.

“Company Professional Expenses” shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by Company for services rendered or being rendered to Company by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated by this Agreement, including reasonable costs incurred by such professional services provider on behalf of the Company.

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“Company Shareholders Meeting” has the meaning set forth in Section 5.1(b).

“Company Stock Options” means issued and outstanding options to acquire Company Common Stock granted under the Company’s 2014 Equity Based Compensation Plan, and any predecessor plan.

“Company Support Agreements” means the Non-Solicitation Agreements and the Voting, Non-Competition and Non-Solicitation Agreements.”

“Company Termination Fee” has the meaning set forth in Section 7.2(b).

“Company” has the meaning set forth in the Preamble.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“CRA” means the Community Reinvestment Act of 1977, as amended.

“Daily Closing Price” for any Trading Day means the daily closing price per share of Parent Common Stock on NASDAQ.

“Derivatives Contracts” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” means the fifth (5th) day immediately preceding the Effective Time.

“Disclosure Schedule” has the meaning set forth in Section 4.1.

“Dissenting Shares” has the meaning set forth in Section 2.6(f).

“Effective Time” has the meaning set forth in Section 2.3.

“EGTRRA” shall mean the Economic Growth and Tax Relief Reconciliation Act of 2001.

“Election Deadline” has the meaning set forth in Section 2.5(b).

“Election Form Record Date” has the meaning set forth in Section 2.5(a).

“Election Form” has the meaning set forth in Section 2.5(a).

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“End Date” means May 31, 2016.

“Environmental Laws” means the common law and all federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (i) an Equity Security and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate, and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Expenses” means the amount by which the Company’s Transaction Expenses exceeds $2.4 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(c).

“Fair Housing Act” means the Fair Housing Act, as amended.

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“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act, as amended.

“Federal Reserve Bank” means the Federal Reserve Bank of San Francisco.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Financial Determination Date” means the last day of the month immediately preceding the month in which the Closing occurs.

“GAAP” means generally accepted accounting principles and practices as in effect from time to time in the United States.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include normal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” means, (A) with respect to Company, (i) the actual knowledge upon due inquiry of any officer of Company or Company Bank holding the title of executive vice president and above, or otherwise performing the function of a chief credit officer, chief financial officer, or chief operating officer, or (ii) the actual knowledge without inquiry of any member of the Company Board, and (B) with respect to Parent, (i) the actual knowledge upon due inquiry of any officer of Parent or Parent Bank holding the title of executive vice president and above, or otherwise performing the function of a chief credit officer, chief financial officer, or chief operating officer, or (ii) the actual knowledge without inquiry of any member of the board of directors of Parent.

“Letter of Transmittal” has the meaning set forth in Section 2.6(b).

“Liens” has the meaning set forth in Section 4.2(o).

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“Loans” shall mean loans, extensions of credit (including guaranties), commitments to extend credit and other similar assets, including leases intended as financing arrangements, in each case required to be reflected in the financial statements of a Person pursuant to applicable regulatory or accounting principles, including generally accepted accounting principles.

“Mailing Date” has the meaning set forth in Section 2.4(a).

“Material Adverse Effect” shall mean, with respect to any Person, any material adverse effect on, or any change, event, effect, development, occurrence or state of facts that, individually or in the aggregate, has had a material adverse effect on, the business, condition (financial or otherwise), properties, assets, liabilities or results of operations of such Person, taken as a whole, or the ability of such Person to perform its obligations hereunder or under this Agreement on a timely basis, or on the ability of such Person to consummate the Merger or the Bank Merger as contemplated hereby; provided, however, that none of the following shall be taken into account in determining whether there has been or would more likely than not be expected to be a “Material Adverse Effect”: any change or event occurring after the date of this Agreement that is caused by or results from (A) changes in prevailing interest rates, currency exchange rates, credit or capital markets conditions, or other financial, economic, monetary or political conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events affecting the financial services industry generally, unless such changes or events have a materially disproportionate adverse effect on such Person relative to similarly situated California-based banks, (D) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (E) actions required hereunder, (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, unless such change has a materially disproportionate adverse effect on such Person relative to similarly situated California-based banks, (G) the announcement of this Agreement, the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including any stockholder litigation relating to the Merger and the other transactions contemplated by this Agreement, (H) any failure by the Person to meet internal or published projections, forecasts, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would more likely than not be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (A)-(H) of this definition), or (I) charges, expenses, accruals, provisions or other items taken by the Company upon the written request of Parent.

“material” shall mean, with respect to any event, change, fact or state of facts, violation or effect involving a Person, an event, change, fact or state of facts, violation or effect which is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person taken as a whole or the ability of any of the Parties to complete the Merger and the other transactions provided for in this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.4(a).

“Merger” has the meaning set forth in the Recitals

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“Mixed Cash Shares” has the meaning set forth in Section 2.5(b).

“Mixed Stock Shares” has the meaning set forth in Section 2.5(b).

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“New Plan” has the meaning set forth in Section 5.5(e).

“No Election Shares” has the meaning set forth in Section 2.5(b).

“Observer” has the meaning set forth in Section 5.18.

“OCC” has the meaning set forth in Section 4.2(a).

“Option Consideration” has the meaning set forth in Section 2.4(c).

“Option Exercise Notice Deadline” has the meaning set forth in Section 2.4(c).

“Option Holder Agreements” has the meaning set forth in Section 6.3(k).

“OREO” means other real estate owned.

“Owned Real Properties” means the properties owned by Company or Company Bank located at (a) 500 Marsh Street, San Luis Obispo, California and (b) 2102 Spring Street, Paso Robles, California.

“Parent Average Closing Price” means the volume-weighted average Daily Closing Price of Parent Common Stock for the twenty (20) Trading Days immediately preceding the Determination Date.

“Parent Bank” means Bank of the Sierra, a California state-chartered bank and wholly owned subsidiary of Parent.

“Parent Common Stock” means shares of Parent common stock, no par value.

“Parent SEC Reports” has the meaning set forth in Section 4.3(c).

“Parent” has the meaning set forth in the Preamble.

“Per Share Cash Consideration” has the meaning set forth in Section 2.4(a)(i).

“Per Share Cash Value” shall mean that number which is obtained by dividing the Aggregate Cash Consideration by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time rounded up or down to the nearest cent.

“Per Share Stock Consideration” has the meaning set forth in Section 2.4(a)(ii).

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“Permitted Liens” with respect to any Person, shall mean (i) liens for current taxes and assessments not yet delinquent or as to which such Person is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both if the payment of which adequate reserves for the payment of such taxes and assessments have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with customary and prudent practices for similarly situated financial institutions for sums not yet past due, to the extent reflected on such Person’s books, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves for the payment of such liens have been established on the books of such Person in accordance with generally accepted accounting principles and regulatory accounting principles, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises that shall not have a Material Adverse Effect on such Person and which does not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real property lease the existence of which does not result in a default by landlord under such real property lease or materially interfere with the use of the related leased premises in the manner it is currently operated; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the ordinary course of business; (vii) liens on assets of Subsidiaries of such Person which are banks incurred in the ordinary course of their banking business, including liens on risk assets given to secure deposits and other liabilities of such Subsidiaries arising in the ordinary course of business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); and (viii) pledges of securities to secure fed funds borrowings from other banks or public deposits.

“Person” shall mean any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, person (as defined in Section 13(d)(3) of the Exchange Act), Governmental Entity or other entity.

“Pledged Collateral” has the meaning given that term in the Stock Pledge Agreement made as of June 5, 2015 by and between First National Bank of Southern California, a national bank as lender, and Company.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

“Price Adjustment” shall mean the sum of (i) the dollar amount by which the Company’s Adjusted Shareholders Equity as of the Financial Determination Date is less than $5,200,000 and (ii) the Excess Expenses.

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“Properties” means all real property leased or owned by Company, either currently or in the past (as the context requires).

“Proxy Statement-Prospectus” has the meaning set forth in Section 5.1.

“Representatives” has the meaning set forth in Section 5.4(a).

“Required Company Vote” has the meaning set forth in Section 4.2(c).

“Requisite Regulatory Approvals” has the meaning set forth in Section 4.2(c)(iii).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments of any character that obligate the Person to sell, purchase, issue or dispose of any of its capital stock or other ownership interests or other securities representing the right to purchase or otherwise receive any of its capital stock or other ownership interests.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Note” has the meaning set forth in Section 5.21.

“Shareholder Rights Plan” means the Rights Agreement and Tax Benefits Preservation Plan by and between Company and Broadridge Corporate Issuer Solutions, as Rights Agent dated as of June 12, 2014.

“Shareholder” has the meaning set forth in Section 2.6(b).

“Stock Designated Shares” has the meaning set forth in Section 2.5(e)(ii)(C).

“Stock Election Shares” has the meaning set forth in Section 2.5(b).

“Stock Percentage” shall mean the amount equal to one (1) minus the Cash Percentage, expressed as a percentage.

“Subsidiary” shall mean, when used with respect to any Party, any corporation, business trust or other organization, whether incorporated or unincorporated, (i) of which such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Party or by any one or more of its Subsidiaries, or by such Party and one or more of its Subsidiaries.

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“Superior Proposal” shall mean an unsolicited, bona fide written Acquisition Proposal which the Company Board concludes in good faith, After Consultation, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of Company, from a financial point of view, than the transactions contemplated by this Agreement, and (ii) in the case of any Acquisition Proposal contemplating cash consideration, is not subject to any financing contingencies, and (iii) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed without unreasonable delay in relation to what is customary for a transaction of the nature so proposed; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “100%” of all Company Common Stock, subject to Dissenters’ Rights as provided by law.

“Surviving Bank” has the meaning set forth in Section 2.2(a).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refund, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Tax” and “Taxes” mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, duties, customs, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, alternative or add-on minimum, social security (or similar), unemployment, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture, unclaimed property or other taxes, including any interest, penalties, fines and additions (to the extent applicable) thereto, whether disputed or not; and the term “tax return” shall mean tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to taxes.

“Trading Day” means a day on which Parent Common Stock is traded on NASDAQ.

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“Transaction Expenses” means the amount paid or accrued by the Company, or to be paid by Parent or Parent Bank for (i) all severance benefits under any Company employment or similar agreement (including change of control payments) that will occur as a result of the transactions contemplated herein that were in existence as of the Effective Time as shown on Company Disclosure Schedule; (ii) benefits under any Company Benefit Plan that will accelerate or terminate as a result of the transactions contemplated herein that were in existence as of the Effective Date as shown on Company Disclosure Schedule; (iii) all Company Professional Expenses; (iv) the cost of purchasing the tail coverage as provided for in Section 5.7(b); and (v) any contract termination fees payable to vendors, including data processing and other information technology providers, or lessors as to which contracts or leases Parent has provided its agreement to terminate as of the Effective Time (or such other time as may be appropriate); and (vii) the costs of any application, printing, mailing or other fees related to the Merger, including but not limited to the cost of printing and mailing the Proxy Statement-Prospectus to the shareholders of Company. The Transaction Expenses shall not include (x) any severance, retention, pay-to-stay or similar payments to be made by Parent or Company under the New Plan (y) the costs of obtaining any Phase One report described in Section 3.1(p), and (z) any prepayment penalty incurred for repayment of the Senior Note.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Voting and Non-Solicitation Agreements” has the meaning set forth in the Recitals.

“Voting Debt” shall mean all bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote.

“Voting, Non-Competition and Non-Solicitation Agreements” has the meaning set forth in the Recitals.

“Warrants” means the warrants to purchase Company Common Stock expiring December 31, 2019.

ARTICLE 2

THE MERGERS AND RELATED MATTERS

2.1.         The Mergers; Surviving Corporation.

(a)          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Company shall merge with and into Parent (the “Merger”) and the separate corporate existence of Company shall cease. Parent shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. The parties intend that the Merger be treated for federal income tax purposes as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Parent may, at any time prior to the Effective Time (including, to the extent permitted by applicable Law, after the Company’s shareholders have adopted this Agreement), change the method of effecting the Merger and/or the Bank Merger (including, without limitation, the provisions of this Section 2.1(a) and including, without limitation, by electing not to merge the Company into Parent, but rather merge a Subsidiary of Parent into the Company, and not to merge the Company Bank into a Subsidiary of Parent, if and to the extent it deems such change to be necessary, appropriate or desirable); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration to be paid to holders of Company Common Stock and Company Stock Options, (ii) adversely affect the Tax treatment of the Company’s shareholders as a result of receiving the Merger Consideration, (iii) impede, delay or prevent consummation of the transactions contemplated by this Agreement or (iv) otherwise be prejudicial to the interests of the shareholders of the Company.

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(b)          Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation and Bylaws of Parent, immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of Parent as the surviving corporation of the Merger, until either is thereafter amended in accordance with applicable law.

(c)          Directors and Officers of the Surviving Corporation. The directors and officers of Parent immediately following the Effective Time (the “Surviving Corporation Directors”) shall be the directors and officers of Parent, as the surviving corporation of the Merger, until their respective successors shall be duly elected and qualified.

2.2.         The Bank Merger.

(a)          The Bank Merger. Upon the terms and conditions of this Agreement, and pursuant to the provisions of the CFC, CGCL and the National Bank Act and, to the extent applicable, the rules and regulations promulgated by the DBO, FDIC and OCC, immediately following the Effective Time, Company Bank shall be merged with and into Parent Bank, with Parent Bank as the surviving corporation (“Surviving Bank”), and each outstanding share of Company Bank shall be cancelled.

(b)          Articles of Incorporation and Bylaws of the Surviving Bank. The Articles of Incorporation and Bylaws of Parent Bank, as in effect immediately prior to the Bank Merger, shall be the Articles of Incorporation and Bylaws of Parent Bank, as the surviving corporation of the Bank Merger, until either is thereafter amended in accordance with applicable law.

(c)          Directors and Officers of the Surviving Bank. The directors and officers of Parent Bank immediately prior to the Bank Merger shall be the directors and officers of Parent Bank, as the surviving corporation of the Bank Merger, until their respective successors shall be duly elected and qualified or otherwise duly selected.

2.3.         Filing of Certificate of Merger and Agreement of Merger.

(a)          The Merger. As soon as practicable, but in no event later than the tenth (10th) calendar day after which each of the conditions set forth in Article 6 hereof has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing) or such other time as the parties may agree, Company and Parent will file, or cause to be filed, with the California Secretary of State an agreement of merger in substantially the form of Exhibit C-1 to this Agreement, effecting the Merger, and the Merger shall become effective at that time (the “Effective Time”).

(b)          The Bank Merger. Immediately following the Effective Time, Parent Bank and Company Bank will file, or cause to be filed, with the California Secretary of State and the DBO, an agreement of merger in substantially the form of Exhibit C-2 to this Agreement, effecting the Bank Merger, and the Bank Merger shall become effective at that time.

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2.4.         Conversion of Company Stock.

(a)          Company Common Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger, and without any action on the part of any Person, each share of the Company Common Stock, issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) shall be converted into the right to receive the following consideration (the “Merger Consideration”):

(i)          Cash Consideration. Each outstanding share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.5, shall be converted into the right to receive a cash payment, without interest, equal to the sum of the Per Share Cash Value plus the product of 0.10302 multiplied by the Parent Average Closing Price (such amount, the “Per Share Cash Consideration”); or

(ii)         Stock Consideration. Each outstanding share of Company Common Stock with respect to which an election to receive Parent Common Stock has been effectively made and not revoked or lost pursuant to Section 2.5, shall be converted into the right to receive from Parent shares of Parent Common Stock equal to the Per Share Cash Consideration divided by the Parent Average Closing Price (such amount, the “Per Share Stock Consideration”).

(b)          No Effect on Stock of Parent. The Merger shall have no effect on the outstanding capital stock of Parent.

(c)          Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option that has not previously been exercised nor subject to a binding indication in writing from the option holder of their intent to exercise prior to the Determination Date (the “Option Exercise Notice Deadline”), whether or not then vested and whether or not then exercisable, shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect. Each holder of such terminated Company Stock Options that are in-the-money shall be entitled to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon exercise thereof, an amount in cash without interest equal to (i) $2.25 minus (ii) the exercise price per share with respect to the corresponding Company Stock Option in question (such amount, the “Option Consideration”). Any payments pursuant to this Section 2.4(c) shall take place only after the satisfaction or fulfillment or waiver of the conditions of Closing contained in Article 6. Company Bank shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

(d)          Company Warrants. Each Warrant to purchase shares of Company Common Stock issued and outstanding immediately prior to the Closing Date shall be cancelled and become null and void.

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2.5.         Election and Proration Procedures.

(a)          An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing Company Common Stock shall pass only upon delivery of such Certificates to the Exchange Agent) in such form as Parent and Company shall mutually agree (“Election Form”) shall be mailed no less than 35 days prior to the anticipated Effective Time or on such other date as Company and Parent shall mutually agree (“Mailing Date”) to each holder of record of Company Common Stock as of five (5) Business Days prior to the Mailing Date (“Election Form Record Date”).

(b)          Each Election Form shall permit the holder to elect to receive (i) the Per Share Stock Consideration in respect of all of such holder’s Company Common Stock (“Stock Election Shares”); (ii) the Per Share Cash Consideration in respect of all of such holder’s Company Common Stock (“Cash Election Shares”); or (iii) the Per Share Stock Consideration in respect of that portion of such holder’s Company Common Stock equal to the Stock Percentage, rounded to the nearest whole share (the “Mixed Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s Company Common Stock equal to the Cash Percentage, rounded to the nearest whole share (the “Mixed Cash Shares,” and together with the Mixed Stock Shares, the “Mixed Election Shares”). If a holder makes no election with respect to such holder’s shares of Company Common Stock, or if there are any shares of Company Common Stock with respect to which the Exchange Agent has not otherwise received an effective, properly completed Election Form on or before 5:00 p.m., Pacific Time, on or before the 30th day following the Mailing Date, or such later time and date as Parent and Company may mutually agree prior to the Effective Time (the “Election Deadline”), such shares shall be deemed to be “No Election Shares”

(c)          Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(d)          Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, and such election is not revoked or changed prior to the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form. To the extent the holder of Dissenting Shares submits an Election Form, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Form, and the Dissenting Shares shall be converted in accordance with Section 2.5(f).

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(e)          Within ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(i)          Cash Election Shares, Dissenting Shares and Mixed Cash Shares More Than Aggregate Cash Consideration. If the aggregate cash amount that would be paid upon the conversion in the Merger of the Cash Election Shares, Dissenting Shares and the Mixed Cash Shares is greater than the Aggregate Cash Consideration, then:

(A)         all Mixed Stock Shares, Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(B)         all Dissenting Shares shall be deemed, for the purposes of this Section 2.4(e)(i), to be converted into the right to receive the Per Share Cash Consideration;

(C)         the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Aggregate Cash Consideration, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(D)         the Cash Election Shares that are not Stock Designated Shares and all Mixed Cash Shares will be converted into the right to receive the Per Share Cash Consideration.

(ii)         Cash Election Shares, Dissenting Shares and Mixed Cash Shares Less Than Aggregate Cash Consideration. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Dissenting Shares and the Mixed Cash Shares is less than the Aggregate Cash Consideration, then:

(A)         all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;

(B)         all Dissenting Shares shall be deemed, for the purposes of this Section 2.4(e)(ii), to be converted into the right to receive the Per Share Cash Consideration;

(C)         the Exchange Agent shall then select first from among the No Election Shares and then (if necessary) from among the Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Aggregate Cash Consideration, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and

(D)         the Stock Election Shares and the No Election Shares that are not Cash Designated Shares and all Mixed Stock Shares shall be converted into the right to receive the Per Share Stock Consideration.

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(f)          Cash Election Shares, Dissenting Shares and Mixed Cash Shares Equal to Aggregate Cash Consideration. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares, Dissenting Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Aggregate Cash Consideration, then subparagraphs (i) and (ii) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration, and all Dissenting Shares shall be converted in accordance with Section 2.6(f).

(g)          The pro rata selection process to be used by the Exchange Agent shall consist of such equitable proration processes consistent with the foregoing and as shall be determined in good faith by Parent and reasonably satisfactory to Company.

2.6.         Exchange Procedures; Dissenting Shares.

(a)          Exchange Agent. Prior to the Effective Time, Parent shall designate Computershare Investor Services, Inc., or another Person reasonably acceptable to Company to act as Exchange Agent (the “Exchange Agent”) in the Merger.

(b)          Exchange Procedures. No later than five (5) Business Days after the Effective Time, Parent shall cause to be mailed to each holder of record (a “Shareholder”) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (“Certificate”), (A) a letter of transmittal form (the “Letter of Transmittal”), and (B) instructions for use in effecting the surrender of the Certificates in exchange for the amount of the Merger Consideration payable in exchange therefor. Following the Effective Time and upon delivery to the Exchange Agent of a duly completed and validly executed Letter of Transmittal, together with surrender of a Certificate (or Certificates) for cancellation, each Shareholder shall be entitled to receive in exchange therefor the Merger Consideration to which such Shareholder is entitled pursuant to Section 2.4(a) at the times set forth in this Article 2 and the Certificate(s) so surrendered shall be canceled.

(c)          Parent to Provide Aggregate Cash Consideration and Aggregate Stock Consideration to Exchange Agent. As of the Effective Time, Parent shall have deposited with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.6 through the Exchange Agent, certificates representing the shares of Parent Common Stock equal to the Aggregate Stock Consideration and funds in an amount equal to the Aggregate Cash Consideration (collectively, the “Exchange Fund”).

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(d)          No Further Rights. At the Effective Time, holders of Certificates shall cease to have rights with respect to Company Common Stock previously represented by such Certificates, and their sole rights (other than the holders of Certificates representing Dissenting Shares) shall be to exchange such Certificates for the Merger Consideration in respect of the shares represented thereby. After the Effective Time, there shall be no further transfer of Certificates on the records of Company, and if such Certificates are presented to Company for transfer, they shall be canceled against delivery of the Merger Consideration in respect of the shares represented thereby. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with the procedures set forth herein.

(e)          Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, and, if required by Parent or the Exchange Agent, the posting of a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificates, the Merger Consideration in respect of the shares represented by those Certificates required pursuant to Section 2.6 at the times set forth in Article 2.

(f)          Dissenting Shares. Any shares of Company Common Stock held by a Person who dissents from the Merger in accordance with the provisions of Chapter 13 of the California General Corporation Law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law. The Merger Consideration for any Dissenting Share shall be paid over to Parent pending the determination as to the rights of any Dissenting Share to consideration under applicable laws. Company shall give Parent prompt notice of any written demands for dissenters rights, withdrawal of such demands, and any other instruments received by Company relating to dissenters rights. Company shall not, except with the prior written consent of Parent, or as required by applicable law, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g)          Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 2.6(g) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in their aggregate shares of Parent Common Stock to which they are entitled based on the Parent Common Stock Price.

(h)          Withholding Rights. Each of Parent and Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Exchange Agent, such withheld amounts (i) shall be timely remitted by Parent to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Exchange Agent, as the case may be.

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(i)          Termination of Exchange Fund. At any time following the six-month anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Exchange Fund not distributed to holders of shares of Company Common Stock, together with any interest received with respect thereto and other income resulting from investments by the Exchange Agent as directed by Parent, and holders of Company Common Stock shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Company Common Stock and any dividends or other distributions with respect to Parent Common Stock payable upon due surrender of Certificates, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Exchange Agent shall be liable to any holder of a Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j)          Adjustments. Notwithstanding anything in this Agreement to the contrary, if, after the date hereof, and prior to the Effective Time, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, split (including a reverse stock split) merger, issuer tender or exchange offer, or other similar transaction, then the Merger Consideration shall be equitably adjusted, and as so adjusted shall, from and after the date of such event, be the Merger Consideration for purposes of this Agreement.

ARTICLE 3

ACTIONS PENDING THE MERGER

3.1.         Covenants of Company. During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and on behalf of Company Bank that, except as expressly permitted by this Agreement or to the extent that Parent shall otherwise consent in writing which consents shall not be unreasonably withheld, conditioned or delayed:

(a)          Ordinary Course. Company and Company Bank shall carry on their businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities, preserve their relationships with directors, officers, employees, customers, suppliers and others having business dealings with them and maintain their respective properties and assets in their present state of repair, order and condition, reasonable wear and tear excepted, to the end that their goodwill and ongoing businesses shall not be impaired in any material respect as of the Effective Time. Company and Company Bank shall not (i) enter into any new material line of business, (ii) change its lending, investment, underwriting, risk and asset-liability management or other material banking or operating policies in any respect which is material to Company, except as required by Applicable Legal Requirements or by policies imposed by a Governmental Entity, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice or (v) take any action or fail to take any action, which action or failure causes a material breach of any material lease, contract or agreement.

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(b)          Dividends; Changes in Stock. Company shall not (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, including the Company Preferred Stock, (ii) split, combine, exchange, adjust or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of DPC shares in the ordinary course of business consistent with past practice and except pursuant to agreements in effect on the date hereof and disclosed in Disclosure Schedule 4.2(b)).

(c)          Issuance of Securities. Company shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing.

(d)          Governing Documents. Company and Company Bank shall not amend or propose to amend their articles of association, articles of incorporation, bylaws or similar organizational documents, as applicable, or, except to the extent permitted by Section 4.2(e) or 4.2(f), enter into a plan of consolidation, merger or reorganization with any Person.

(e)          No Acquisitions. Company and Company Bank shall not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in any assets of, by forming a partnership or joint venture with, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets not in the ordinary course of business; provided, however, that the foregoing shall not prohibit foreclosures, repossessions or other DPC acquisitions in the ordinary course of business.

(f)          No Dispositions. Except as requested in writing by Parent and other than sales of OREO and nonperforming assets in the ordinary course of business consistent with past practice and other than sales of OREO and non-performing assets at a price that equals or exceeds the book value of such assets (net of allocated reserves), and sales of performing loans and investment securities in the ordinary course of business consistent with past practice, Company and Company Bank shall not sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including indebtedness of others held by Company or Company Bank) which are material, individually or in the aggregate, to Company.

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(g)          Indebtedness. Company and Company Bank shall not (i) incur, create or assume any long-term indebtedness for borrowed money (or without the written consent of Parent modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Company or guarantee any long-term debt securities of others, other than in the ordinary course of business consistent with past practice (including advances under existing lines of credit with the FHLB of San Francisco or the Federal Reserve Bank Discount Window) or (ii) prepay or voluntarily repay any subordinated indebtedness or trust preferred securities.

(h)          Loans. Company and Company Bank shall submit a complete loan write-up to the chief credit officer of Parent Bank at least two (2) Business Days prior to taking action to make, commit to make, renew, extend the maturity of, or alter any of the material terms of (i) any loan or group of loans to any one borrower or related group of borrowers that, individually or collectively, would be in excess of $1,000,000 or (i) a loan in any amount that is rated below “pass.”

(i)          Other Actions. Company shall not intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article 4 not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by Applicable Legal Requirements) which would adversely affect the ability of the Parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.3(d).

(j)          Accounting Methods. Company shall not make any material change to its methods of accounting in effect at June 30, 2015, except as required by changes in generally accepted accounting principles as concurred in by Company’s independent auditors or required by any Governmental Entity or at the specific written request of Parent.

(k)          Tax Matters. Company shall not make or rescind any tax election, make any amendments to tax returns previously filed, or settle or compromise any tax liability or refund, without the prior written consent of Parent, which consent shall not unreasonably withheld, conditioned or delayed.

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(l)          Compensation and Benefit Plans. Except as disclosed on Schedule 3.1(l), Company shall not (i) enter into, adopt, amend (except for such amendments as may be required by Applicable Legal Requirements) or terminate any Company Benefit Plan, or any agreement, arrangement, plan or policy between Company and one or more of its directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, provided that, Company, with Parent Bank’ prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, may offer retention bonuses to certain employees of Company in such amounts and to such employees as provided in the New Plan, provided further that, any retention bonuses payable under the New Plan shall not be paid to the employees until satisfactory completion of such employees’ duties under the retention bonus arrangements, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or (iv) provide that, with respect to the right to any bonus or incentive compensation and the grant of any stock option, restricted stock, restricted stock unit or other equity-related award pursuant to the Company Plans or otherwise granted on or after the date hereof, the vesting of any such bonus, incentive compensation, or stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, either alone or in combination with some other event.

(m)          Investment Portfolio; Interest Rate Risk; Other Risk. Company and Company Bank shall not materially restructure or materially change (on a consolidated basis) its investment securities portfolio, its hedging strategy or its interest rate risk position, through purchases, sales or otherwise, or the manner in which its investment securities portfolio is classified or reported or materially increase the credit or other risk concentrations associated with its investment securities portfolio; provided, however, that the foregoing shall not restrict the purchase or sale of investment securities by Company Bank in the ordinary course of business consistent with past practice.

(n)          No Liquidation. Company shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(o)          Other Agreements. Company shall not agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 3.1.

(p)          Environmental Assessment. Company shall deliver to Parent as promptly as practical after the Agreement Date, an environmental assessment commonly referred to as a “Phase One” report on each of the Owned Real Properties, prepared by an environmental engineer reasonably acceptable to Parent.

3.2.         Advice of Changes; Government Filings.

(a)          Company shall confer on a regular and frequent basis with Parent, report on its operational matters and promptly advise Parent orally and in writing of any change or event having, or which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or the Surviving Bank.

(b)          Company and Company Bank shall file all Call Reports with the appropriate Governmental Entity and all other reports, applications and other documents required to be filed with the applicable Governmental Entities between the date hereof and the Effective Time and, to the fullest extent permitted by Applicable Legal Requirements, shall make available to Parent copies of all such reports promptly after the same are filed.

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3.3.          No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent Bank or Parent, directly or indirectly, the right to control or direct the operations of Company or shall give Company, directly or indirectly, the right to control or direct the operations of Parent Bank or Parent prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1.          Disclosure Schedules. On or prior to the date hereof, Company has delivered to Parent, a confidential schedule (the “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 or to one or more of its covenants contained in Article 3 or Article 5. Any information set forth in the Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of the Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

4.2.         Representations and Warranties of Company. Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by Company to Parent concurrently herewith, Company represents and warrants to Parent as follows:

(a)          Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly registered as a bank holding company under the BHCA, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted. Company Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and is licensed by the Comptroller of the Currency (“OCC”) to conduct business as a commercial bank, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now being conducted. Company Bank is a member of the Federal Reserve System. Company is an association, corporation, trust or partnership duly organized or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. The copies of the Company Articles and the Company Bylaws which have been previously furnished to Parent Bank, are true, correct and complete copies of such documents as in effect on the date of this Agreement.

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(b)         Capital Structure.

(i)          The authorized capital stock of Company consists of 10,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock. As of the Agreement Date hereof, (A) 5,646,881 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were reserved for issuance upon exercise of outstanding stock options issued under the Company’s 2001 Stock Option Plan and 452,000 shares of Company Common Stock had been issued as options to purchase Company Common Stock under the Company 2014 Equity Based Compensation Plan (collectively the “Company Plans”), and (B) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and the issuance of such shares was not subject to any preemptive or similar rights. Except for the Company Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Common Stock or other equity interests of Company. Disclosure Schedule 4.2(b)(1) sets forth a true, correct and complete list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each Company Stock Option outstanding at the date of this Agreement, and the holder, exercise price and vesting schedule, as applicable, for each Company Stock Option.

(ii)         Set forth in Disclosure Schedule 4.2(b)(ii) is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Company has issued. Except as set forth in Disclosure Schedule 4.2(b)(ii), no Voting Debt of Company is issued or outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Company or any of its Subsidiaries were issued in compliance with all Applicable Legal Requirements.

(iii)        Except for (A) this Agreement, (B) the Company Stock Options, (C) the Rights issued under the Shareholder Rights Plan set forth in Disclosure Schedule 4.2(b)(iii)(C), (D) the Warrants set forth in Disclosure Schedule 4.2(b)(iii)(D), and (E) agreements entered into and securities and other instruments issued after the date of this Agreement to the extent permitted by Section 4.1, there are no options, warrants, calls, Rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Company or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Company (A) to repurchase, redeem or otherwise acquire any shares of capital stock of Company or (B) pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”).

(iv)        Since December 31, 2014, except as set forth in Disclosure Schedule 4.2(b)(iv), Company has not (A) issued any shares of capital stock, stock appreciation Rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Company, other than pursuant to and as required by the terms of the Company Plans and any employee stock options and other awards issued under the Company Plans prior to the date hereof); (B) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of capital stock of Company (other than the acquisition of DPC shares in the ordinary course of business consistent with past practice); or (C) declared, set aside, made or paid to the stockholders of Company dividends or other distributions on the outstanding shares of capital stock of Company.

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(v)         Set forth in Disclosure Schedule 4.2(b)(v) is a true, correct and complete list of all equity securities that Company owns, controls or holds for its own account, and Company does not own more than 4.9% of a class of voting securities of, or otherwise controls, any Person.

(c)         Authority.

(i)          Company has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to the adoption of the principal terms of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Vote”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company subject, in the case of the consummation of the Merger, to receipt of the Required Company Vote. The Company Board has unanimously adopted resolutions as of the date of this Agreement, (x) approving this Agreement, (y) resolving to submit this Agreement to the stockholders of Company, and (z) recommending to the stockholders of Company that they vote at the Company Shareholders Meeting to adopt this Agreement (the “Company Board Recommendation”). This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

(ii)         The execution and delivery by Company of this Agreement does not, and the consummation by Company of the transactions contemplated hereby shall not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the articles of association or bylaws of Company or (B) except as set forth in Disclosure Schedule 4.2(c)(ii) and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirements applicable to Company or its properties or assets.

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(iii)        No consent, approval, waiver, non-objection, order or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, except for (A) the filing of appropriate notices with the Federal Reserve Bank under the BHC Act and approval or waiver of the same, (B) the filing of an appropriate application with the FDIC and approval, waiver, or non-objection of the same under the Bank Merger Act of 1960, as amended (the “Bank Merger Act”), (C) the filing of an appropriate application with the CDBO and approval of the same, and (D) the filing of appropriate notices and applications with the OCC (the “Requisite Regulatory Approvals”). For purposes of this Agreement, the term “Bank Regulatory Authorities” means, the Federal Reserve Bank, FDIC, DBO, and OCC.

(d)         Financial Statements; Regulatory Reports; Undisclosed Liabilities; Absence of Change.

(i)          Company has previously furnished Parent with copies of (a) the statements of financial condition of Company as of December 31, 2014, 2013 and 2012, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2014, 2013 and 2012, in each case accompanied by the audit report of Vavrinek, Trine, Day & Co., LLP (the “Accounting Firm”), independent public accountants with respect to Company, (b) the notes related thereto, and (c) the unaudited statements of financial condition of Company as of June 30, 2015 and the related unaudited statement of income for the six months ended June 30, 2015 (collectively, the “Company Financial Statements”). The books and records of Company have been, and are being, maintained in accordance with generally accepted accounting principles (“GAAP”) and/or with regulatory accounting principles (“RAP”), as applicable, and any other applicable legal and accounting requirements, and reflect only actual transactions.

(ii)         Except as and to the extent reflected, disclosed or reserved against in the Financial Statements (including the notes thereto), Company has no liabilities, whether absolute, accrued, contingent or otherwise, material to the consolidated financial condition of Company which were required to be so disclosed under GAAP. Since December 31, 2014, Company has not incurred any liabilities except in the ordinary course of business, other than as specifically contemplated by this Agreement.

(iii)        Company has furnished Parent with true and complete copies of the Reports of Condition and Income of Bank as of December 31, 2014, 2013 and 2012 and as of June 30, 2015 (the “Call Reports”). The Call Reports fairly present, in all material respects, the financial position of Bank and the results of its operations as of the date and for the period indicated in that Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of the business except as expressly specified therein. Company has calculated its allowance for loan losses in accordance with RAP as applied to banking institutions and in accordance with all applicable rules and regulations. To Company’s Knowledge, the allowance for loan losses account for Company is and as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries relating to loans previously charged off, on all outstanding loans of Company.

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(iv)        Since December 31, 2011, Company has not been required to file any form, report, registration statement or other document with the SEC.

(v)         Since December 31, 2011, Company has timely filed all reports, and statements, together with any amendments required to be made with respect thereto, that were required to be filed by them under any Applicable Legal Requirements with the Federal Reserve, the FDIC, and with any other applicable Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to reports and documents filed before the date of this Agreement), to Company’s Knowledge, each of such reports, registrations and statements (including the financial statements, exhibits and schedules therein) complied in all material respects with the applicable statutes, rules, regulations and orders enforced or promulgated by the Governmental Entity with which they were filed.

(vi)        Except as disclosed on Disclosure Schedule 4.2(d)(vi), Company has since December 31, 2014, conducted its business only in the ordinary course and has not:

(A)         Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased and FHLB, Federal Reserve Bank and correspondent bank borrowings and current liabilities for trade or business obligations, none of which, individually or in the aggregate, resulted in a Material Adverse Effect;

(B)         Declared or made any payment of dividends or other distribution to its stockholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

(C)         Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

(D)         Acquired any capital stock or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

(E)         Mortgaged, pledged or subjected to Lien or restriction any of its property, business or assets, tangible or intangible, except for Permitted Liens;

(F)         Sold, transferred, leased to others or otherwise disposed of any of its assets or canceled or compromised any debt or claim, or waived or released any right or claim outside the ordinary course of business;

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(G)         Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss to property which, individually or in the aggregate, would constitute a Material Adverse Effect;

(H)         Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of their directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by Company for the benefit of its directors, employees or former employees, except (i) periodic increases consistent with past practices, or (ii) as specifically permitted by this Agreement;

(I)         Made any capital expenditures or capital additions or betterments in excess of an aggregate of $25,000;

(J)         Instituted, had instituted against them, settled or agreed to settle any litigation, action or proceeding before any court or Governmental body relating to their property other than routine collection suits instituted by them to collect amounts owed;

(K)         Suffered any change, event or condition that, individually or in the aggregate, has caused or is likely to result in a Material Adverse Effect or any material adverse change in earnings or costs or relations with its employees (exclusive of the termination of any employees in accordance with their existing policies and procedures), agents, depositors, loan customers, correspondent banks or suppliers;

(L)         Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment which is required to be disclosed in Disclosure Schedule 4.2(i) hereto;

(M)         Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP or RAP; or

(N)         Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections (A) through (M) above.

(e)         Compliance with Applicable Legal and Reporting Requirements.

(i)          Company holds all permits, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Company, taken as a whole (the “Company Permits”), the Company Permits are in full force and effect and Company is in compliance with the terms of the Company Permits.

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(ii)         Since December 31, 2011, Company and each of its Subsidiaries has conducted its business in compliance in all material respects with all Applicable Legal Requirements (including the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001, any other applicable anti-money laundering statute, rule or regulation or any rule or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and the privacy and customer information requirements contained in Applicable Legal Requirements). To the Knowledge of Company, no investigation by any Governmental Entity with respect to Company is pending or threatened nor is there any unresolved violation, criticism or exception by any regulatory authority with respect to any report or statement relating to any examinations of Company.

(f)         Accounting and Internal Controls.

(i)          The records, systems, controls, data and information of Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Materially Adverse Effect on the system of internal accounting controls described in the following clause.

(ii)         Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of their respective financial statements for external purposes in accordance with GAAP. Management of Company has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s auditors and the audit committee of the Company Board (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Company’s ability to record, process, summarize and report financial data and have identified for Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls, and all of such items in (1) and (2) are described in Disclosure Schedule 4.2(f)(ii).

(iii)        Since December 31, 2011, neither Company nor, to the Knowledge of Company, has any director, officer, employee, auditor, accountant or representative of Company has not received or has otherwise had or obtained (other than audit comments received in the ordinary course of business of Company) any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or their internal control over financial reporting, including any complaint, allegation, assertion or claim that Company has engaged in questionable accounting or auditing practices.

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(g)          Legal Proceedings. Except as set forth in Disclosure Schedule 4.2(g), there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Knowledge of Company, threatened, against or, other than routine collection matters instituted by Company, affecting Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator issued and in effect against Company. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the Knowledge of Company, threatened against Company that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Company pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

(h)         Taxes. Except as set forth in Disclosure Schedule 4.2(h):

(i)          Company has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns were correct and complete in all material respects. All taxes of Company (whether or not shown on any tax return) have been timely paid except for taxes that are both being contested in good faith and adequately reserved against and included as an identifiable tax liability (in accordance with GAAP) on the Financial Statements. Company has no liability for taxes in excess of the amount reserved or provided for in the Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods). There are no liens for taxes (other than taxes not yet due and payable upon any of the assets of Company and the Company Subsidiaries.

(ii)         No written or, to the Knowledge of Company, unwritten notice of any deficiency with respect to taxes that has been proposed, asserted or assessed against Company and has not previously been paid has been received by Company.

(iii)        There are no disputes pending with respect to, or claims or assessments asserted in writing for, any amount of taxes upon Company, nor has Company given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any tax return for any period.

(iv)        To the Knowledge of Company, no tax return of Company is under audit or examination by any Governmental Entity. No written or, to the Knowledge of Company, unwritten notice of such an audit or examination by any Governmental Entity has been received by Company. Any assessments for taxes due with respect to any completed and settled examinations or any concluded litigation have been fully paid.

(v)         Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) within the two-year period ending prior to the date of this Agreement; or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

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(vi)        Company has: (A) not been a member of group filing a consolidated federal income tax return or a consolidated, combined, or unitary state income tax return except any such income tax return where Company has been the common parent; or (B) no liability for any tax under Treasury Regulations Section 1.1502-6 or any similar provision of any other tax law (except for taxes of the affiliated group of which Company is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other tax law), as a transferee or successor, by contract or otherwise.

(vii)       Company has not been a party to any “listed transaction” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section § 1.6011-4(b)(2). To the Knowledge of Company, Company has properly reported all “reportable transactions” as defined in Code § 6707A(c)(1) and Treasury Regulations Section 1.6011-4(b) on its United States federal income tax returns.

(viii)      Company has withheld (or shall withhold) from payments to or on behalf of its employees, independent contractors, creditors, stockholders or other third parties, and have timely paid (or shall timely pay) to the appropriate Governmental Entity, all amounts required to be withheld from such persons in accordance with applicable tax law; provided, however, that the foregoing withholding representation shall apply only with respect to payments made before the Closing Date and that the foregoing timely payment representation shall apply only with respect to payments which, to be timely, must be made to the appropriate Governmental Entity before the Closing Date.

(ix)         Company has made available to Parent, all federal, state, local, and foreign income tax returns (including any such tax returns where the tax is calculated based on net or gross income) filed with respect to Company for taxable periods ended on or after December 31, 2009, and Disclosure Schedule 4.2(h) (viii) indicates such tax returns that have been audited, and indicates those tax returns that currently are the subject of audit. True and complete copies of the federal and state income tax returns of Company, as filed with the IRS or the applicable state tax authority for all taxable years ending after December 31, 2009 have been delivered or otherwise made available to Parent Bank. There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes.

(x)          Except as disclosed in Disclosure Schedule 4.2(h)(x), Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or agreement or arrangement principally related to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any Governmental Entity).

(xi)         Company is not required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or before the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or before the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (D) installment sale or open transaction disposition made on or before the Closing Date; or (E) prepaid amount received on or before the Closing Date, or (F) election under Section 108(i) of the Code.

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(xii)        Company has not been a United States real property holding corporation within the meaning of the Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(xiii)       To the Knowledge of Company, no claim has been made in writing within the last three (3) years by an authority in a jurisdiction where Company does not file tax returns that Company may be subject to taxation by that jurisdiction.

(xiv)      Disclosure Schedule 4.2(i)(xiv) lists and contains an accurate and complete description as to any United States federal and state net operating and capital loss carryforwards for Company (including any limitations of such net operating or capital loss carryforwards under Code Sections 382, 383 or 384 or the Treasury Regulations), if any, as of December 31, 2014, and the expiration dates thereof; such entries are true, accurate and correct as of such date and have been prepared by Company in accordance with GAAP applied on a consistent basis.

(xv)       Since December 31, 2011, the IRS has not challenged the interest deduction on any of Company’s debt on the basis that such debt constitutes equity for federal income tax purposes.

(xvi)      Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Code § 162(m) (or any similar or corresponding provision of state tax law).

(xvii)     Company has disclosed on its federal income tax returns and state income tax returns all positions taken therein that would give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code or any similar provision under state tax law.

(xviii)    The representations and warranties in this Section 4.1(h) and those representations and warranties that otherwise specifically reference sections of the Code or Treasury Regulations thereunder are the sole and exclusive representations and warranties of Company concerning tax matters.

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(i)          Certain Agreements.

(i)          Disclosure Schedule 4.2(i) sets forth an accurate and complete description of the following leases, subleases, licenses, contracts and agreements to which Company is a party or by which any of them is bound: (a) any agreement that obligates or may obligate Company in the aggregate for an amount in excess of $50,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts) or related contracts of a similar nature that in the aggregate obligate or may obligate Company for an amount in excess of $50,000 in any calendar year (as determined on an annualized basis with respect to multi-year contracts); (b) any non-competition agreement or any other agreement or obligation which limits in any material respect (i) the ability of Company to manage or operate any business or solicit any current, former or potential customers, borrowers or lessees that shall, in either case, be binding on Parent Bank or its affiliates (including Company) after Closing, or (ii) the manner in which, or the localities in which, any portion of the business of any of them or, following consummation of the transactions contemplated by this Agreement, Parent Bank’ or its affiliates’ (including Company’s) businesses, is or would be conducted; (c) any agreement providing for the indemnification by Company of any Person, other than customary agreements relating to the indemnification of directors, officers and employees of Company or indemnification pursuant to routine agreements entered into in the ordinary course (such as office equipment leases and the like); (d) any joint venture, strategic alliance or partnership agreement or other similar agreement; (e) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Company to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business (other than in connection with securitization or financing transactions or contracts entered into in the ordinary course of business that require that the particular transactions that are the subject thereof to be conducted with the counterparty or counterparties to the contract); (f) any contract or agreement providing for any payments that are conditioned, in whole or in part, on, or requiring the consent, notice or approval of or to any Person upon, a change of control of Company; (g) any employment agreement, change in control agreement, or any agreement or arrangement that contains any material severance pay or post-employment liabilities to any current or former employee of Company; (h) any agreement regarding any agent bank or other similar relationships with respect to lines of business; (i) any agreement that contains a “most favored nation” clause, which clause provides for the automatic adjustment of terms and/or conditions of an agreement, including but not limited to, pricing and rates, in order to provide parties with equal agreement rights, advantages or protections as those of subsequent agreements; (j) any lease for real property or a material amount of personal property; (k) any contract or agreement with an affiliate of Company; (l) any agreement which would be terminable other than by Company or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement; and (m) any contract or other agreement not made in the ordinary course of business which is material to Company taken as a whole (the agreements, contracts and obligations of the type described in clauses (a) through (m) being referred to herein as the “Company Contracts”). Company has made available to Parent Bank true and correct copies of all Company Contracts. For the purposes of this Agreement, the Company Contracts shall be deemed not to include loans made by, repurchase agreements made by, bankers acceptances of or deposits by Company, in each case in the ordinary course of business consistent with past practices, but shall include unfunded loan commitments and letters of credit issued by Company. Except as set forth in Disclosure Schedule 4.2(i)(i), there are no provisions in any Company Contract relating to the incurring of indebtedness for borrowed money (other than FHLB indebtedness, repurchase agreements, deposits (brokered or otherwise) entered into in the ordinary course of business) by Company (including sale and leaseback transactions and including capitalized lease transactions and other similar financing transactions), including any such Company Contract which contains provisions which restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted or any securitization agreements to which Company is a party, that provide any restrictions on, or that require that any financial payment (other than payment of outstanding principal and accrued principal) be made in the event of, the repayment of the outstanding indebtedness thereunder prior to its term.

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(ii)         All of the Company Contracts are legal, valid and binding obligations of Company and, to the Knowledge of Company, each other party thereto, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity) and are in full force and effect. Except as described in Disclosure Schedule 4.2(i)(ii), all rent and other payments by Company under the Company Contracts are current, there are no existing violations or defaults by Company and, to Company’s Knowledge, there are no violations or defaults on the part of any other party to the Company Contracts and no termination, condition or other event has occurred which (with or without notice, lapse of time and/or the happening or occurrence of any other event) would constitute a default or material breach under the Company Contracts, other than defaults or material breaches that have been cured in the ordinary course of business.

(j)          Benefit Plans.

(i)          Disclosure Schedule 4.2(j)(i) sets forth a true and complete list of all “employee benefit plans”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA and all stock purchase, stock option, severance, employment, change-in-control, educational assistance, adoption assistance, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written, legally binding or not (all the foregoing being herein called “Benefit Plans”), under which any employee, director, independent contractor or former employee, director or independent contractor of Company, or any spouse or dependent of any such employee or director, has any present or future right to benefits, and which is (or was prior to its termination) sponsored, maintained or contributed to by Company or under which Company has any present or future liability (the “Company Benefit Plans”), Company has provided or made available to Parent Bank a true, correct and complete copy of (A) such Company Benefit Plan and all related amendments thereto, (B) each trust agreement, summaries, employee booklets or handbooks, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”) relating to such Company Benefit Plan and all related amendments thereto, (C) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by ERISA, for Benefit Plans not subject to ERISA or that are unwritten, any relevant summaries, (D) the most recent annual report (Form 5500) filed with the IRS and, where applicable, the related audited financial statements thereof, (E) any contracts with independent contractors (including actuaries, investment managers, etc.) that relate to any Company Benefit Plan, and (F) the most recent determination letter (or equivalent) issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code. There are no unwritten amendments to any Company Benefit Plan.

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(ii)         Each Company Benefit Plan that is represented to be qualified under Code Section 401(a) either has a favorable determination letter that covers all existing amendments up to and including EGTRRA or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued up to and including EGTRRA, on which Company is entitled to reliance equivalent to a determination letter, and, in either case, Company has no obligation to adopt any amendments for which the remedial amendment period under Code Section 401(b) has expired, and Company is not aware of any circumstances likely to result in revocation of any such favorable determination or inability to rely on any opinion letter except as disclosed on Disclosure Schedule 4.2(j)(ii). To the Knowledge of Company, each Company Benefit Plan has been operated in compliance, in all material respects, with applicable law or in accordance with its terms and any related trust is exempt from federal income tax under Section 501(a) of the Code and, except as disclosed on Disclosure Schedule 4.2(j)(ii), all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Company Benefit Plan have been timely and completely filed or distributed.

(iii)        No Company Benefit Plan is subject to Title IV of ERISA or is a defined benefit plan within the meaning of Section 3(35) of ERISA or, without limitation, either a multiple employer plan (including plans sponsored by an employee leasing or professional employer organization), or “multi-employer plan” (as either such term is defined in the Code or ERISA) and Company has not at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA. No Company Benefit Plan is subject to the funding standards of Code Section 412 or 436 of the Code or Section 302 of ERISA.

(iv)        All contributions (including, without limitations, all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due and payable on or before the Closing Date have been timely paid to or made with respect to each Company Benefit Plan and, to the extent not presently payable, appropriate reserves have been established for the payment and properly accrued in accordance with customary accounting practices.

(v)         All obligations required to be performed by Company under any Company Benefit Plan have been performed by them in all material respects and they are not in default under or in violation of any material provision of any Company Benefit Plan. There have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Company Benefit Plans that would directly or indirectly subject Parent Bank or Company to any taxes, penalties or other liabilities, including any liability arising through indemnification.

(vi)        Except as disclosed in Disclosure Schedule 4.2(j)(vi), no Company Benefit Plan is invested in or provides the opportunity for the purchase of any employer security or employer real property (within the meaning of Section 407(d) of ERISA), other than the Company Plans.

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(vii)       With respect to the Company Plans, Company has provided Parent or Parent Bank a true, correct and complete copy of each form of award agreement, including amendments, under which the grant, sale or issuance of Company Common Stock, or the payment of cash based on the value of Company Common Stock have been granted, and a schedule showing the name of each grantee, the date of grant and all other material terms of each grant. No stock option or other right to acquire Company Common Stock or other equity of Company, or the payment of cash based on the value of Company Common Stock (A) has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option or right was granted, as determined by Company in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, IRS Notice 2005-1 and Section 1.409A-1(b)(5)(iv) of the Treasury regulations), (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right, or (C) has been granted after December 31, 2004, with respect to any class of stock of Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

(viii)      There are no pending claims, lawsuits or actions relating to any Company Benefit Plan (other than ordinary course claims for benefits) and, to the Knowledge of Company none are threatened. Except as disclosed on Disclosure Schedule 4.2(j)(viii), neither the Merger, nor subsequent events where consequences result solely as a result of both the occurrence of the subsequent event and the occurrence of the Merger, shall accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, former employee or former officer of Company.

(ix)         Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or comparable State law, to the Knowledge of Company, Company has no liability to provide post-retirement health or life benefits to any employee or former employee. To the Knowledge of Company, no written or oral representations have been made to any employee or former employee of Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such individual, their dependents, or any beneficiaries for any period of time beyond the end of the current plan year or beyond termination of employment, except as required by law and at no expense to Company.

(x)          Except as set forth in Disclosure Schedule 4.2(j)(x), no Company Benefit Plan, Company Stock Plan or other contract or arrangement exists that could result in the payment to any present or former employee or director of Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of Company or any Subsidiary of Company as a result of the transactions contemplated by this Agreement. Unless specifically disclosed on such schedule, no such payment will be nondeductible or subject to excise tax under Code Section 4999 or 280G, nor will Parent Bank be required to “gross up” or otherwise compensate any Person because of the limits contained in such Code sections.

(xi)         Except as set forth in Disclosure Schedule 4.2(j)(xi), there are no surrender charges, penalties, or other costs or fees that would be imposed by any Person against Company, any Company Benefit Plan, or any other Person, including without limitation, any Company Benefit Plan participant or beneficiary as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Company Benefit Plan.

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(xii)        Each Company Benefit Plan which is a “group health plan” (as defined in the Code and ERISA) has been operated in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Sections 4980B and 4980D of the Code and any analogous state law. No failure has occurred that would subject Parent Bank or any of its Subsidiaries to tax under Code § 4980B or 4980D. Each such plan is in compliance, in all material respects, with, and the operation of each such plan will not result in the incurrence of any material penalty to Company or the Surviving Bank under, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable.

(xiii)       Except as described in Disclosure Schedule 4.2(j)(xiii), Company is insured by one or more insurance company(ies) for all health, dental, vision, life disability or similar claims relating to any Company Benefit Plan and Company does not self-insure against such claims.

(xiv)      Company may, at any time, amend or terminate any Company Benefit Plan that it sponsors or maintains and may withdraw from any Company Benefit Plan to which it contributes (but does not sponsor or maintain), without obtaining the consent of any third party, other than an insurance company in the case of any benefit underwritten by an insurance company, and without incurring liability except for unpaid premiums or contributions due for the pay period that includes the effective date of such amendment, withdrawal or termination.

(xv)       Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Code § 409A(d)(1) (a “Nonqualified Deferred Compensation Plan”) subject to Code § 409A has (i) been maintained and operated since January 1, 2005 (or, if later, from its inception) in good faith compliance with Section 409A of the Code and all applicable IRS regulations promulgated thereunder and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004, or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder. No additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such Company Benefit Plan or other contract, plan, program, agreement, or arrangement. Neither Company nor any Subsidiary is a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code.

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(k)          Agreements with Regulators. Except as set forth in Disclosure Schedule 4.2(k), Company is not a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Company been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Company is in compliance with all of the foregoing so listed in Disclosure Schedule 4.2(k). To the Knowledge of Company, there are no formal or informal investigations, relating to any regulatory matters pending before any Governmental Entity with respect to Company. Neither of Company nor any of its executive officers or, to the Knowledge of Company, any of its directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the Knowledge of Company, threatened.

(l)           Dissenting Shareholders. To the Knowledge of Company, no director or executive officer of Company who is a holder of Company Common Stock plans or intends to exercise appraisal or dissenter rights in the manner provided by the CGCL.

(m)         Takeover Statutes. To the Knowledge of Company, and except as set forth in Disclosure Schedule 4.2(m), there are no anti-takeover, control share, fair price, business combination, moratorium or other similar statutes, charter provisions or bylaws applicable to this Agreement, the Merger, the Bank Merger or the other transactions contemplated hereby, except as to those provisions of applicable law arising in connection with the acquiring control of a bank including, without limitation, the Bank Holding Company Act of 1956, as amended, the change in Bank Control Act, Section 1250 et. seq. of the California Financial Code and the National Bank Act, including the implementing regulations thereto.

(n)          Vote Required. The Required Company Vote is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(o)          Properties. Company (i) has good and marketable title to all the properties and assets reflected in the latest balance sheet included in the Financial Statements as being owned by Company or acquired after the date thereof which are material to Company’s business including the Owned Real Properties (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever (“Liens”), except for Permitted Liens, and (ii) is the lessee of all leasehold estates reflected in the latest balance sheet included in the Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s Knowledge, the lessor. Each of the Owned Real Properties is disclosed on Disclosure Schedule 4.2(o).

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(p)          Condition of Assets. Except as set forth on Disclosure Schedule 4.2(p), all tangible assets, including furniture, fixtures and equipment, used by Company are in good operating condition, ordinary wear and tear excepted, and conform with all material ordinances, regulations, zoning and other laws, whether federal, state or local. Company owns or leases all of the assets and leases all Properties necessary to carry on its business in the manner in which it is presently conducted. The premises or equipment of Company is not in need of maintenance or repairs other than ordinary routine maintenance and repairs that are not material in nature or cost. Except as set forth on Disclosure Schedule 4.2(p), Company does not own any Properties (other than OREO).

(q)          Intellectual Property. Company owns or has a valid license to use all patents, inventions, trade secrets, domains, copyrights, trademarks, service marks and trade names (including any rights, registrations or applications for registration of any of the foregoing) (collectively, the “Company Intellectual Property”) necessary to carry on their business substantially as currently conducted. Each item of Company Intellectual Property that is material to Company is set forth on Disclosure Schedule 4.2(q). Company has not received any notice of infringement of or conflict with and, to Company’s Knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property which would materially impact Company. Company has a privacy policy (a “Privacy Policy”) regarding the collection and use of personally-identifiable information (“Customer Information”) or does not collect Customer Information and have written agreements with each third party with which it shares any Customer Information requiring that such information be kept confidential and used only as permitted by Company or the customer (“Privacy Agreement”), copies of which have been provided or have been made available to Parent Bank. To the Knowledge of Company, Company has not collected any Customer Information in an unlawful manner or is in violation of its Privacy Policy; nor has any of them used any of the Customer Information in an unlawful manner or in a manner that in any way violates its Privacy Policy, a Privacy Agreement or the privacy rights of its customers or third parties. Company has each posted its Privacy Policy in a clear and conspicuous location on its web site (if any) and regularly distributes copies to its customers. Company has adequate security measures in place to protect the Customer Information it receives from illegal or unauthorized use by its personnel or third parties or use by its personnel or third parties in a manner violative of the rights of privacy of its customers.

(r)          Derivatives. Set forth on Disclosure Schedule 4.2(r) is a list of all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), entered into for Company’s own account, and each such Derivative Contract was entered into (i) in accordance with all Applicable Legal Requirements and (ii) with counterparties which Company believes to be financially responsible. Each Derivative Contract of Company constitutes the valid and legally binding obligation of Company, as the case may be, that is enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing), and is in full force and effect. Company, is not in breach of any of its obligations under any Derivative Contract of Company. The financial position of Company on a consolidated basis under or with respect to each such Derivative Contract has been reflected in the books and records of Company in accordance with GAAP applied on a consistent basis.

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(s)          Loan Portfolio.

(i)          Except as set forth on Disclosure Schedule 4.2(s)(i), Company is not a party to any written or oral (A) Loans under the terms of which the obligor was, as of June 30, 2015, 90 days or more delinquent in payment of principal or interest or, to the Knowledge of Company, in default of any other provision, or (B) Loans with any director, executive officer or 5% or greater stockholder of Company, or to the Knowledge of Company, any affiliate of any of the foregoing. Set forth in Disclosure Schedule 4.2(s)(i) is a true, correct and complete list of (A) all of the Loans of Company that, as of June 30, 2015, were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (B) by category of Loan (i.e., commercial real estate, commercial and industrial, consumer, other), all of the other Loans of Company that, as of June 30, 2015, were classified as such, together with the aggregate principal amount of and accrued and unpaid interest on such Loans by category, and (C) each asset of Company that, as of June 30, 2015, was classified as “Other Real Estate Owned” (“OREO”) and the book value thereof; it being understood and agreed that the Loans referenced in clauses (A) and (B) of this sentence include any Loans so classified by Company or by any Governmental Entity. Company shall provide to Parent Bank, on a monthly basis, (1) a schedule of Loans of Company that become classified in the manner described in the previous sentence, or any Loan of Company the classification of which is changed to a lower classification or to OREO, and (2) a schedule of Loans of Company in which the obligor is delinquent in payment by 30 days or more, in each case after the date of this Agreement.

(ii)         Each Loan of Company (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of Company as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restriction, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles, including good faith, commercial reasonableness, forthright negotiation and fair dealing.

(iii)        Except as set forth in Disclosure Schedule 4.2(s)(iii), each outstanding Loan of Company (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company except for documented exceptions (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Legal Requirements.

(iv)        Except as set forth in Disclosure Schedule 4.2(s)(iv), none of the agreements pursuant to which Company has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

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(v)         There are no outstanding Loans made by Company to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of Company, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(t)          Insurance. Set forth in Disclosure Schedule 4.2(t) is a true, correct and complete list of all insurance policies maintained by Company. All such insurance policies and bonds are in full force and effect and, to the Knowledge of Company, Company is not in default under any such policy or bond. Except as set forth in Disclosure Schedule 4.2(t), as of the date hereof, there are no claims in excess of $50,000 under any of such insurance policies or bonds, which claims are pending or as to which coverage has been denied or disputed by the underwriters of such insurance policies or bonds.

(u)          Transactions with Affiliates. Except as set forth in Disclosure Schedule 4.2(u), there are no agreements, contracts, plans, arrangements or other transactions between Company, on the one hand, and any (i) officer or director of Company, (ii) record or beneficial owner of 5% or more of the voting securities of Company, (iii) affiliate or family member of any such officer, director or record or beneficial owner or (iv) any other affiliate of Company, on the other hand, except those of a type available to employees of Company generally. Except as set forth in Disclosure Schedule 4.2(u), there are no “covered transactions,” including any Loans engaged in by Company, with any “affiliate” (as such terms are defined in Section 23A of the Federal Reserve Act and Regulation W promulgated thereunder) other than those covered transactions which were engaged in and continue to be in compliance with Section 23A and Regulation W.

(v)         Absence of Certain Business Practices. Neither Company nor any of its executive officers, nor to the Knowledge of Company, any of its employees or agents, nor any other Person acting on their behalf, has, directly or indirectly, within the past five (5) years, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Company (or assist Company in connection with any actual or proposed transaction) that violates any Applicable Legal Requirement to Company.

(w)         Environmental Compliance. Except as set forth on Disclosure Schedule 4.2(w):

(i)          To the Knowledge of Company, Company and its respective Properties are in material compliance with all Environmental Laws. Company has no Knowledge, nor has it received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Company with all Environmental Laws.

(ii)         Company has obtained all material permits, licenses and authorizations that are required under all Environmental Laws.

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(iii)        To the Knowledge of Company, no Hazardous Materials exist on, about or within any of the Properties, nor to Company’s Knowledge have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties. The use that Company makes and intends to make of the Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties.

(iv)        There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or to Company’s Knowledge threatened against Company relating in any way to any Environmental Law. Company has no liability for remedial action under any Environmental Law. Company has not received any request for information by any governmental authority with respect to the condition, use or operation of any of the Properties nor has Company received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law.

(x)          Community Reinvestment Act. Except as set forth on Disclosure Schedule 4.2(x), Company is in material compliance with the CRA and all regulations promulgated thereunder, and Company has supplied Parent Bank with copies of its current CRA Statement, all letters and written comments received by Company since December 31, 2011 pertaining thereto and any responses by Company to such comments. Company has a rating of at least “satisfactory” as of its most recent CRA compliance examination and to Company’s Knowledge, there is no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the OCC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Company under the CRA.

(y)          Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Disclosure Schedule 4.2(y), to the Knowledge of Company, Company is in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Equal Credit Opportunity Act and all regulations promulgated thereunder. Since December 31, 2011, Company has not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and Company has no notice of, or Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Company’s compliance with such acts.

(z)          Usury Laws and Other Consumer Compliance Laws. To the Knowledge of Company, except as set forth on Disclosure Schedule 4.2(z), outstanding loans of Company have been made substantially in accordance with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including without limitation, the California usury statutes as they are currently interpreted, Regulation Z issued by the Federal Reserve, the Federal Consumer Credit Protection Act and all statutes and regulations governing the operation of banks chartered under the laws of the State of California. Each loan on the books of Company was made in the ordinary course of business.

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(aa)         Unfair, Deceptive or Abusive Acts or Practices. To the Knowledge of Company, Company has not engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau, as such terms are used in Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), to the extent such rules apply to Company. There are no allegations, claims or disputes to which Company is a party that allege, or to the knowledge of Company, no person has threatened or threatens to allege, that Company has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau.

(bb)        Consumer Complaints. Company has made available to Parent Bank copies of all unresolved consumer complaints as of June 30, 2015 and any complaints received thereafter, as well as any reports to the senior management, the board of directors or audit committee of Company of plans for remediation of such complaints, trends in its compliant data and analysis of such complaints.

(cc)         Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Company is in substantial compliance with the Bank Secrecy Act of 1979, as amended, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, codified at Title III of the U.S.A. Patriot Act of 2001 otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and Company has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Company has timely and properly filed, in all material respects, and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

(dd)        Books and Records. The minute books, stock certificate books and stock transfer ledgers of Company have been kept in the ordinary course of business and are complete and correct in all material respects. The transactions entered therein represent bona fide transactions, and there have been no material transactions involving the business of Company that properly should have been set forth therein and that have not been accurately so set forth.

(ee)         Employee Relationships. Company has complied in all material respects with all applicable material laws relating to its relationships with its employees, and Company believes that the relationships between Company and its employees are good. To the Knowledge of Company, no senior executive officer or manager of any material operations of Company or any group of employees of Company has or have any present plans as of the Agreement Date to terminate their employment with Company.

(ff)         Brokers or Finders. Company has not employed any agent, broker, investment banker, financial advisor or other firm or Person that is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except FIG Partners, LLC, and, if the Merger is not consummated, Company agrees to indemnify Parent and to hold Parent harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Company or its affiliates.

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(gg)       Transaction Expenses. Disclosure Schedule 4.2(gg) sets forth, to Company’s Knowledge, a true, accurate and complete list of all reasonably anticipated Transaction Expenses.

(hh)       Opinion of Financial Advisor of Company. Company has received the oral opinion of its financial advisor, Vinings Sparks Community Bank Advisory Group, subsequently confirmed in writing on the date hereof to the effect that, subject to the limitations and qualifications expressed therein, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the stockholders of Company.

(ii)         Completion of Transaction. To Company’s Knowledge, there is no fact or circumstance relating to or affecting Company that it reasonably believes would prevent Company from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or thereby or that would, without the incurrence of undue expense or time, prevent Company from obtaining the Requisite Regulatory Approvals from any Governmental Entity.

4.3.        Representations and Warranties of Parent. Except as set forth in the correspondingly identified subsection of the disclosure schedules delivered by Parent to Company concurrently herewith, Parent, jointly and severally, represent and warrant to Company as follows:

(a)          Organization, Standing and Power. Parent is a bank holding company registered under the BHC Act. Parent Bank is a California state banking corporation. Parent and Parent Bank are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its respective business as now being conducted, and each is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent Bank or Parent.

(b)         Authority.

(i)          Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. The board of directors of Parent have each adopted resolutions, dated as of the date of this Agreement, approving and declaring advisable and in the best interests of their stockholders, this Agreement and the Merger. This Agreement has been duly executed on behalf of Parent and constitutes a valid and binding obligation of Parent, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general equitable principles, forthright negotiation, commercial reasonableness, good faith and fair dealing.

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(ii)         The execution and delivery by Parent of this Agreement does not, and the consummation by Parent of the transactions contemplated hereby shall not, (A) result in any Violation pursuant to any provision of the articles of incorporation or the bylaws of Parent Bank or the articles of incorporation or bylaws of Parent, or (B) except as set forth in Disclosure Schedule 4.3(b)(ii) and subject to obtaining or making the consents, approval, orders, authorizations, registrations, declarations and filings referred to therein or in clause (iv) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise or license, or any Applicable Legal Requirement applicable to Parent, Parent Bank or any Subsidiary of Parent Bank or their respective properties or assets.

(iii)        No consent, approval, order, waiver, non-disapproval, or authorization of, or registration, declaration or filing with, any Governmental Entity (acting in any capacity) is required by or with respect to Parent, Parent Bank or any Subsidiary of Parent Bank in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent Bank or Parent, except for (A) the Requisite Regulatory Approvals, (B) the filing with the SEC of such reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, and (C) the filing of the Merger Agreement and the Bank Merger Agreement with the OCC, the CDBO and/or the Secretary of State of the State of California, as the case may be.

(c)          Financial Reports.

(i)          Reports and Assessments. Parent and each of its Subsidiaries have filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since December 31, 2011 with the SEC or Bank Regulatory Authorities, and all other reports required to be filed (or furnished, as applicable) by them since December 31, 2011, including any report required to be filed (or furnished, as applicable) pursuant to Applicable Legal Requirements and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, be material to Parent , taken as a whole. Except as provided in Disclosure Schedule 4.3(c)(i), any such report regarding Parent filed with or otherwise submitted to the SEC or Bank Regulatory Authorities, as of the date of its filing or submission, as applicable, complied in all material respects with the applicable statutes, rules, regulations, and orders enforced or promulgated by the Governmental Entity with which they were filed or with all relevant legal requirements, including as to content.

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(ii)         SEC Reports. No report filed by Parent with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act since December 31, 2011 and prior to the date of this Agreement (the “Parent SEC Reports”) at the time filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Sections 302 and 906 of the Sarbanes-Oxley Act.

(iii)        Financial Statements. The consolidated financial statements of Parent included (or incorporated by reference) in the Parent SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(d)          Brokers or Finders. Parent has not employed any agent, broker, investment banker, financial advisor or other firm or Person that is or shall be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Keefe, Bruyette & Woods, and, if the Merger is not consummated, Parent, jointly and severally, agree to indemnify Company and to hold Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by Parent or its affiliates.

(e)          Legal Proceedings. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to the knowledge of Parent Bank or Parent, threatened against Parent Bank or Parent that questions or might question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Parent Bank or Parent pursuant hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

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(f)          Agreements with Regulators. Except as set forth in Disclosure Schedule 4.3(f), neither Parent nor any Subsidiary of Parent is a party or subject to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter currently in effect, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, imposes any requirements or procedures or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Parent been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such agreement, decree, memorandum of understanding, extraordinary supervisory letter, commitment letter, order, directive or similar submission, or any such policy, procedure or board resolutions. Parent, Parent Bank and their Subsidiaries are in compliance with all of the foregoing so listed in Disclosure Schedule 4.3(f). There are no formal or informal investigations, known to Parent, relating to any regulatory matters pending before any Governmental Entity with respect to Parent or any of their Subsidiaries, that could reasonably be expected to prevent or delay the completion of this Agreement. Neither of Parent nor any of their executive officers or, to the Knowledge of Parent, any of their directors or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable laws which would be required to be disclosed in any regulatory filing, and no such disciplinary proceeding or order is pending, nor, to the Knowledge of Parent, threatened.

(g)          Financing. As of the Agreement Date and the date immediately preceding the Closing Date, Parent will have sufficient liquid assets available to deposit sufficient cash with the Exchange Agent to allow payment of the Merger Consideration.

(h)          Community Reinvestment Act. Except as set forth on Disclosure Schedule 4.3(i), Parent and their respective Subsidiaries are in material compliance with the CRA and all regulations promulgated thereunder, and a rating of at least “satisfactory” as of its most recent CRA compliance examination and to Parent Bank’ and Parent’s Knowledge, there is no reason why it would not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC or any other Governmental Entity may seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Parent or any of their Subsidiaries under the CRA.

(i)          Fair Housing Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act and Equal Credit Opportunity Act. Except as set forth on Disclosure Schedule 4.3(j), to the Knowledge of Parent, Parent and their Subsidiaries are in material compliance with the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, and the Equal Credit Opportunity Act and all regulations promulgated thereunder. Since December 31, 2011, Parent and their Subsidiaries have not received any notices of any violation of said acts or any of the regulations promulgated thereunder, and Parent and their Subsidiaries have no notice of, or Knowledge of, any threatened administrative inquiry, proceeding or investigation with respect to Parent compliance with such acts, in each case that could reasonably be expected to delay or prevent the receipt of any Requisite Regulatory Approvals from any Governmental Entity or of the transaction contemplated by this Agreement.

(j)          Unfair, Deceptive or Abusive Acts or Practices. Except as set forth in Disclosure Schedule 4.3(k), to the Knowledge of Parent, neither Parent, nor any of their Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau, as such terms are used in Section 1031 of the Dodd-Frank Act, to the extent such rules apply to Parent or any of their Subsidiaries. There are no allegations, claims or disputes to which Parent or any of their Subsidiaries is a party that allege, or to the Knowledge of Parent, no person has threatened or threatens to allege, that Parent or any of their Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of the rules promulgated by the Consumer Financial Protection Bureau.

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(k)          Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Parent and each of their Subsidiaries is in substantial compliance with the Bank Secrecy Act of 1979, as amended, the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, codified at Title III of the U.S.A. Patriot Act of 2001 otherwise known as the U.S.A. Patriot Act and all regulations promulgated thereunder, and Parent Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Parent Bank has timely and properly filed, in all material respects, and maintained all requisite Currency Transaction Reports and other related forms, including, but not limited to, any requisite Custom Reports required by any agency of the United States Treasury Department, including but not limited to the IRS.

(l)          Completion of Transaction. To Parent’s Knowledge, there is no fact or circumstance relating to or affecting Parent or any of their Subsidiaries that they reasonably believe would prevent Parent from fulfilling its material obligations under this Agreement and completing the transactions contemplated hereby or thereby or that would, without the incurrence of undue expense or time, prevent Parent Bank or Parent from obtaining all necessary regulatory approvals including the Requisite Regulatory Approvals from any Governmental Entity or of the transactions contemplated by this Agreement.

(m)          Regulatory Capital. As of the Agreement Date and the date immediately preceding and following the Closing Date, Parent, Parent Bank and Surviving Bank are and will be Well Capitalized under the Prompt Corrective Action Guidelines.

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ARTICLE 5

ADDITIONAL AGREEMENTS

5.1.        Preparation of Proxy Statement-Prospectus; Stockholder Meeting.

(a)          For the purposes of (i) registering Parent Common Stock to be offered to holders of Company Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) holding the Company Shareholders Meeting, and (iii) soliciting the Required Company Vote, Parent shall draft and prepare, and Company shall cooperate in the preparation of, a registration statement on Form S-4 (the “Merger Registration Statement”), including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the shareholders of Company, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Parent shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Parent shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter promptly mail the Proxy Statement-Prospectus to Company’s shareholders. Parent shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company, and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Company shall provide Parent with any information concerning itself that Parent may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Parent shall notify Company promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the Proxy Statement-Prospectus and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to Company promptly copies of all correspondence between Parent or any of their representatives and the SEC. Parent shall give Company and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Company and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator. Each of Parent and Company agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC or any blue sky administrator and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholders Meeting at the earliest practicable time. Company and Parent shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Company shall cooperate with Parent in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Parent shall file an amended Merger Registration Statement with the SEC and blue sky administrators, as applicable, which amended Merger Registration Statement shall be mailed to the holders of Company Common Stock entitled to vote at the Company Shareholders Meeting at the earliest practicable time.

(b)          Company shall duly take all lawful action to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date of this Agreement (the “Company Shareholders Meeting”) for the purpose of submitting this Agreement to the holders of Company Common Stock for their consideration and vote and obtaining the Required Company Vote. Subject to Section 5.1(d), and as promptly as reasonably practicable following the date of this Agreement, the Company Board shall use its reasonable commercially best efforts to solicit or cause to be solicited from the Company stockholders the Required Company Vote, and Company shall take all other lawful action necessary or advisable (including, subject to the Company Board’s exercise of its fiduciary duties, postponing or adjourning the Company Shareholders Meeting to make any communication permitted by this Agreement or to obtain a quorum or to solicit additional proxies in favor of the adoption of this Agreement) to obtain the Required Company Vote. Subject to Section 5.1(d), the Proxy Statement-Prospectus shall include the Company Board Recommendation.

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(c)          Subject to Section 5.1(d), neither the Company Board nor any committee thereof shall (u) withdraw, modify, amend or qualify the Company Board Recommendation in a manner adverse to Parent (it being understood that the failure of the Company Board Recommendation to be unanimous shall constitute a withdrawal, modification, amendment or qualification that is adverse to Parent unless the failure to be unanimous is solely because a director is not present for the vote due to incapacity or because he is not reasonably available to attend a meeting), (v) adopt a resolution to withdraw, modify, amend or qualify the Company Board Recommendation in a manner adverse to Parent, (w) publicly announce its intention to withdraw, modify, amend or qualify the Company Board Recommendation in a manner adverse to Parent, (x) approve, endorse or recommend any Acquisition Proposal with respect to Company, (y) cause, authorize or permit Company to enter into any letter of intent, memorandum of understanding, agreement-in-principle, merger agreement, asset purchase or share exchange agreement, acquisition agreement or other similar agreement relating to any Acquisition Proposal, other than (1) an Acceptable Confidentiality Agreement as provided in Section 5.4(b) or (2) a definitive agreement providing for a Superior Proposal pursuant to Section 5.4, or (z) publicly propose or announce an intention to take any of the foregoing actions described in the foregoing clauses (u) through (y) (a “Company Change in Recommendation”).

(d)          Notwithstanding anything to the contrary contained in this Section 5.1, but subject to the provisions of this Section 5.1(d), at any time prior to receipt of the Required Company Vote, the Company Board may effect or cause Company to effect, a Company Change in Recommendation, if the Company Board reasonably determines in good faith, After Consultation, that the failure to make a Company Change in Recommendation would result in a breach of its fiduciary duties of the Company Board to the stockholders of Company under Applicable Legal Requirements. Notwithstanding the preceding sentence, the Company Board shall not make a Company Change in Recommendation, and, in the case of a Superior Proposal, terminate this Agreement in accordance with Section 7.1(e), unless: (A) after the date of this Agreement, an unsolicited, bona fide written offer to effect an Acquisition Proposal is made to Company; (B) such unsolicited, bona fide, written offer was not obtained or made in violation of Section 5.4; (C) Company has complied in all material respects with its obligations under Section 5.4, including its obligations to provide notice(s) to Parent of any Acquisition Proposal and other matters requiring notice under Section 5.4; (D) at least three (3) Business Days prior to any intended meeting of the Company Board at which such board of directors intends to consider and determine whether to make a Change in Recommendation, Company provides Parent with a written notice specifying the date and time of such intended meeting, the reasons for convening such intended meeting, the material terms and conditions of the Acquisition Proposal that is the basis of the intended meeting at which the Company Board will consider a Change in Recommendation (the “Company Offer”) and the identity of the Person making the Company Offer; (E) after receipt by Parent of the information and notice described in clause (D), Parent notifies Company of its desire to negotiate an amendment to the terms and conditions of this Agreement and during such three (3) Business Day period, the Parties engage in good faith negotiations to amend this Agreement in such a manner that, after giving effect to such amendment(s), the Company Board may conclude that the Company Offer does not constitute a Superior Proposal; (F) at the end of such three (3) Business Day period, the Company Board (x) concludes, after and taking into account any amendment(s) to this Agreement proposed by Parent during such three (3) Business Day period, that such Company Offer is a Superior Proposal, and (y) determines in good faith, After Consultation, that the failure by the Company Board to make a Change in Recommendation would result in a breach of its fiduciary duties to stockholders under Applicable Legal Requirements; and (G) Company thereafter enters into a definitive agreement providing for such Superior Proposal and concurrently terminates this Agreement in accordance with Section 7.1(e), and pays to Parent the Termination Fee required by Section 7.2(b).

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5.2.        Access to Information.

(a)          Upon reasonable notice, Company shall afford to the representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, federal or state banking laws or the rules and regulations of self-regulatory organizations (other than reports or documents which such Party is not permitted to disclose under Applicable Legal Requirements) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Parent acknowledge and agree that Company shall have no obligation to disclose any discussions and/or reports regarding the transactions contemplated by this Agreement by the Company Board of Directors.

(b)          The Parties shall hold all information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated as of July 29, 2015, between Company and Parent (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect until immediately following the Effective Time, or if terminated, as provided in the Confidentiality Agreement.

(c)          No such investigation by either Parent or Company shall affect the representations and warranties of any Party expressly made in this Agreement.

5.3.         Reasonable Best Efforts. Each of Company, Parent shall, and shall cause its Subsidiaries to, use all commercially reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate the Merger and the Bank Merger and make effective the other transactions contemplated herein as promptly as reasonably practicable after the date hereof. Without limiting the generality of the foregoing, each Party shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all Applicable Legal Requirements which may be imposed on such Party with respect to the Merger and the Bank Merger and to consummate the Merger and the Bank Merger, and (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such Party or any of its Subsidiaries pursuant to Applicable Legal Requirements or any contract or other obligation in connection with the Merger, the Bank Merger and the transactions contemplated by this Agreement; provided, however, that a Party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption shall result in a condition or restriction on such Party or on the Surviving Bank having an effect of the type referred to in Section 6.3(d). In furtherance and not in limitation of the Parties’ obligations under this Section 5.3, each of the Parties further agrees as follows:

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(a)          Within forty five (45) days of the execution of this Agreement, Parent shall, and shall cause its Subsidiaries to, use all reasonable best efforts to prepare all necessary documentation and effect all necessary filings in order to obtain the Requisite Regulatory Approvals.

(b)          The Parties shall cooperate with each other and shall each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of any Party to any Governmental Entity in connection with the Merger and Bank Merger. Company, Parent shall have the right to review in advance all filings made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than with regard to information reasonably considered confidential by the providing Party). In addition, Company, Parent shall each furnish to the other a final copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity (other than any part of such filings reasonably considered confidential by the providing Party).

(c)          Subject to Applicable Legal Requirements, Company, Parent shall permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity (except for any confidential portions thereof).

(d)          Company, Parent shall promptly inform each other of and supply to each other any substantive communication (or other correspondence or memoranda) received by them from, or given by them to, any Governmental Entity, in each case, regarding any of the transactions contemplated hereby.

(e)          Company, Parent shall provide that representatives of Company, Parent shall have the right to attend and participate in any hearing, proceeding, meeting, conference or similar event before or with any Governmental Entity or other organization relating to any Requisite Regulatory Approval or otherwise relating to any transactions contemplated by this Agreement, except as may otherwise be requested or required by such Governmental Entity. In furtherance of the foregoing, Company, Parent shall provide each other reasonable advance notice of any such hearing, proceeding, meeting, conference or similar event.

(f)          Each of Company, Parent and their respective boards of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, use all reasonable best efforts to provide that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

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5.4.        Acquisition Proposals of Company.

(a)          Company agrees that neither it nor any of its officers and directors shall, and that it shall use its reasonable best efforts to cause its employees, agents and representatives (including any investment banker, attorney or accountant retained by it) (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing nonpublic information) the making of any inquiry, proposal or offer with respect to any transaction contemplating a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase or sale of 10% or more of its consolidated assets taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by Parent or an affiliate thereof or other than any transaction regarding a transfer of any Company Common Stock or any Company Preferred Stock by and among any principal shareholder of Company) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any discussions or negotiations with or provide any nonpublic information to any Person concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve, endorse or recommend (including by resolution or otherwise of the Company Board), or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, term sheet, merger agreement, asset purchase, share exchange agreement, option agreement or other similar agreement (whether binding or not) related to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or propose or agree to do any of the foregoing. Company shall be responsible for any actions taken by its Representatives that are inconsistent with this Section 5.4.

(b)          Notwithstanding Section 5.4(a), prior to obtaining the Required Company Vote, Company shall be permitted, and subject to compliance in all material respects by Company with the other terms of this Section 5.4, to engage in discussions or negotiations with, and provide nonpublic information to, any Person who has submitted and not withdrawn an unsolicited, bona fide written Acquisition Proposal after the date of this Agreement that did not result from a breach of Section 5.4(a) if the Company Board concludes in good faith, After Consultation, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; provided, however, that such Party (i) first enters into an Acceptable Confidentiality Agreement, (ii) provides Parent at least one (1) Business Day prior written notice before engaging in any such discussions or negotiations or providing information to such Person and (iii) thereafter keeps Parent promptly and fully informed on a current basis of the status of all discussions and negotiations with such Person.

(c)          Company shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt of any Acquisition Proposal or any inquiry, request for nonpublic information or request for discussions or negotiations that relates to or might reasonably be expected to lead to an Acquisition Proposal with respect to Company. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, request or inquiry and the material terms and conditions of any expressions of interest, offers, proposals, requests or inquiries.

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(d)          Company agrees that (i) it shall, and shall instruct and use its reasonable best efforts to cause its Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and shall promptly request each Person, if any, that has heretofore executed a confidentiality agreement with such Party in connection with the consideration of any Acquisition Proposal, to return or destroy all confidential information or data heretofore furnished to such Person, (ii) it shall enforce (and not release any third party from or waive) any provisions of, any confidentiality, standstill, non-solicitation or similar agreement to which it is a party with respect to any Acquisition Proposal, and (iii) it shall not take any action to render inapplicable or to exempt any Person from any antitakeover statute, charter provision or bylaw. Company agrees that it shall use its reasonable best efforts to inform its Representatives of the obligations undertaken in this Section 5.4.

5.5.        Termination of Employee Benefit Plans and Employee Matters.

(a)          Company agrees that the Company Benefit Plans may be terminated, modified or merged into Parent Bank’ Benefit Plans on or after the Closing Date, as determined by Parent Bank in its sole discretion, subject to compliance with applicable law so long as any such action does not reduce any benefits already accrued thereunder. At the request of Parent Bank, Company agrees to terminate no later than immediately before the Closing Date any Company Benefit Plans for which Company may have liability, to the extent such Company Benefit Plans permit termination so that Company will have no liability from and after the Closing Date, and Company will accrue any and all obligations with respect to the termination of such plans before the Closing Date. Parent Bank acknowledges that any termination or modification at the direction of Parent Bank will not (a) be deemed to cause the Company Financial Statements to have been prepared other than in accordance with GAAP, or (b) constitute a breach of any provision of this Agreement by Company.

(b)          Parent agrees that as of and following the Effective Time, the employees of Company as of the Effective Time who are employed by Parent Bank after the Effective Time or who are offered and who accept employment with Parent Bank (collectively, the “Former Company Employees”) shall be eligible to participate in Parent Bank’ employee benefit plans in which similarly situated employees of Parent Bank participate, to the same extent as such similarly situated employees of Parent Bank participate.

(c)          With respect to each employee benefit plan, program, policy or arrangement maintained by Parent Bank or Parent for the benefit of current employees of Parent Bank (each such plan, program, policy or arrangement, a “Parent Bank Plan”), Parent agree that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with Company shall be treated as service with Parent Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.

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(d)          Parent Bank shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of Company immediately before the Effective Time. Company will provide Parent Bank with information regarding such persons’ current employment arrangements with Company and will otherwise assist Parent Bank in making such offers.

(e)          Company has adopted, and the board of directors of Parent Bank has approved, a retention and severance plan as described in Disclosure Schedule 5.5(e) (“New Plan”). The New Plan shall replace and be in lieu of any existing employee severance policies of Company. All payments under the New Plan shall provide for the execution of an agreement reasonably satisfactory to Parent as a condition to receipt of payments, which shall provide for (i) release of claims, and (ii) confidentiality of information. Employees of Company or Parent who receive retention bonuses under the New Plan will not be entitled to receive any severance payments unless the Parties shall otherwise mutually agree.

5.6.        Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2 hereof.

5.7.        Indemnification; Directors’ and Officers’ Insurance.

(a)          From and after the Effective Time, Parent shall, to the fullest extent permitted by Applicable Legal Requirements, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”).

(b)          For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that Parent Bank shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Company’s Current Premium, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Company’s Current Premium. In lieu of the foregoing, Company, in consultation with, but only upon the consent of Parent, which consent shall not unreasonably withheld, conditioned or delayed may obtain on or prior to the Effective Time a six-year “tail” policy or “extended discovery period” under Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that does not exceed 200% of Company’s Current Premium.

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(c)          Parent and Parent Bank shall indemnify an Indemnified Party for all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in successfully enforcing the indemnity and other obligations provided for in this Section 5.7.

(d)          If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.7.

(e)          The provisions of this Section 5.7 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.8.        Public Announcements. Except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules or regulations of Nasdaq, Parent and Company shall use reasonable best efforts (a) to develop a joint communications plan, and (b) to provide that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by Applicable Legal Requirements or the requirements of any listing agreement with or rules of Nasdaq, none of Parent or Company shall issue any press release or otherwise make any public statement or disclosure concerning the other or the other’s Subsidiaries, business, financial condition or results of operations without the consent of the other, which consent shall not be unreasonably withheld or delayed.

5.9.        Listing on Nasdaq. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock issuable in connection with the Merger to be authorized for listing on the Nasdaq Global Select Market (“Nasdaq”) as of the Effective Time.

5.10.      Untrue Representations. Each party shall promptly notify the other party in writing if such party becomes aware of any fact or condition that makes untrue, or shows to have been untrue, any schedule or any other information furnished to the other party or any representation or warranty made in or pursuant to this Agreement or that results in such party’s failure to comply with any covenant, condition or agreement contained in this Agreement.

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5.11.       Litigation and Claims. Each of Parent, on the one hand, or Company, on the other hand, shall promptly notify the other of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the knowledge of the notifying Person, threatened against the notifying Person that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Person pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against Company or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Company shall not enter into any settlement agreement in respect of any stockholder litigation against Company or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

5.12.       Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each Party shall take all such necessary action, including the execution of all necessary and desirable agreements, certificates, instruments and documents.

5.13.       Company Support Agreements. Simultaneously with the execution of this Agreement, each of the directors of Company, other than its chief executive officer, shall enter into a Voting Agreement, Non-Competition and Non-Solicitation Agreement and each of the executive officers of Company shall enter into a Non-Solicitation Agreement.

5.14.       Option Holder Agreements. Company will use its commercially reasonable efforts to cause each of the Company Option Holders listed on Disclosure Schedule 5.14 to enter into an Option Holder Agreement, agreeing to the treatment of his or her Company Stock Options pursuant to Section 2.4(c) prior to the Closing Date. The form of the Option Holder Agreement is attached as Exhibit D hereto.

5.15.       Transaction Expenses. Prior to the Closing, based upon the final bills or estimates of such final bills, Company shall have paid or accrued for all Transaction Expenses in full. Company shall update Disclosure Schedule 4.2(gg) at least three (3) Business Days prior to the Closing to reflect the final Transaction Expenses and Parent shall have received written evidence of such expenses prior to the Effective Time.

5.16.       Disclosure Schedules. At least ten (10) days prior to the projected Closing, Company agrees to provide Parent and Parent agree to provide Company, with supplemental disclosure schedules reflecting any material changes thereto between the date of this Agreement and the delivery date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement. Any information set forth in any one section of the Company or Parent disclosure schedules shall be deemed to apply to each other applicable section or subsection of the Company or Parent disclosure schedules, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

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5.17.       Acquisition Proposals of Parent Bank and/or Parent. Parent shall not, and shall cause its Subsidiaries and Representatives not to, enter, into any agreement with any Person subsequent to the Agreement Date that (i) would restrict Parent Bank’ and/or Parent ‘s ability to comply with any of the terms of this Agreement, (ii) relates to any Acquisition Proposal that would materially impair Parent Bank’ and/or Parent’s ability to consummate the Merger and the transactions contemplated by this Agreement, or (iii) relates to any Acquisition Proposal, unless such Acquisition Proposal requires the completion of the Merger and payment of the Merger Consideration to the Company shareholders as provided in this Agreement prior to completion of any other Acquisition Proposal respecting Parent.

5.18.       Observer Rights. One representative of Parent (the “Observer”) may attend all meetings of the board of directors and the committees of the Company Board in a non-voting, non-participatory observer capacity. Parent shall bear all costs of the Observer. Company shall provide Observer with copies of all notices, minutes, consents and other board of directors or committee materials that it provides to all of its directors or to its committee members at the same time that such materials are provided to the members of the board of directors or committees; provided, however, that Company may withhold any information and exclude the Observer from any meeting, or any portion thereof, that relates to the Merger and the transactions contemplated by this Agreement or that is reasonably determined by the chairman of the board or by a majority of the members of the board of directors or the applicable committee to be necessary for purposes of attorney client privilege. The Observer shall be subject to, and comply with, all Company policies concerning notes and other written communications concerning board or committee deliberations or actions. Parent agree, and Parent shall cause any Observer to agree to hold in confidence all information provided to Observer pursuant to this Section 5.18 and not to use or disclose any confidential information provided to or learned by Observer pursuant to this Section 5.18 other than to Parent Bank or Parent for purposes directly related to the interest of Parent Bank or Parent in the transactions contemplated by this Agreement.

5.19.       Capital Trust and Junior Subordinated Debentures. In connection with the Closing, and with any required consent of the trustee for the Capital Trust, Parent shall assume all payment obligations of Company respecting the Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037 (“Junior Subordinated Debentures”) and acquire all outstanding equity interests of Company in the Capital Trust all pursuant to agreements satisfactory to Parent in its sole discretion (the “Debt Assumption”).

5.20.       Redemption of Rights Termination of Shareholder Rights Plan. Prior to the Closing, the Company shall take any and all actions necessary to redeem the Rights issued under the Shareholder Rights Plan and to terminate the Shareholder Rights Plan and any and all rights, preferences and privileges of the holders of such Rights, and obligations to the counterparties to the Shareholder Rights Plan, and deliver to Parent written evidence of the same reasonably satisfactory to Parent.

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5.21.       Prepayment of Senior Secured Debt. Prior to the Closing, the Company shall take any and all actions necessary to arrange for the repayment in full of the principal amount outstanding under the Promissory Note dated June 5, 2015 (“Senior Note”) immediately following the Closing, and obtain the release of the Pledged Collateral, or at Parent’s direction, to obtain the consent of the holder of the Senior Note to the Parent’s assumption of the Senior Note and related agreements at Closing. Parent shall take all actions reasonably required to effect the repayment of the Senior Note.

5.22.       Notice to Warrant Holders. As soon as practicable after the date hereof, Company shall provide notice by first class mail to all holders of outstanding Warrants, in form and substance reasonably acceptable to Parent and its counsel, providing the Warrant holders with a period of thirty (30) days ending not later than the fifth day preceding the Closing Date in which to exercise such Warrants and otherwise conforming with the terms of the Warrants.

5.23.       Shareholder Distributions. Between the execution of this Agreement and the Closing Date, Parent will not pay any dividends or distributions on its common stock other than customary quarterly dividends in like kind and amounts, and stock buybacks consistent with past practice.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTION

6.1.        Conditions to Each Party’s Obligation. The respective obligation of each of the parties hereto to consummate the transactions contemplated hereby (the “Closing”) is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date, of each of the following conditions:

(a)          Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including but not limited to the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(b)          No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal consummation of the transactions contemplated hereby.

(c)          Corporate Approvals. This Agreement, the Merger and the transactions contemplated herein shall have been duly approved by the Required Company Vote as of the record date for the Company Shareholders Meeting.

(d)          Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC pursuant to the Securities Act and the Registration Statement shall not be subject to any stop order, and no action, suit, proceeding or investigation seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing or have been threatened in writing and be unresolved.

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6.2.        Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated hereby are also subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent (i) set forth in Sections 4.3(a), 4.3(b) and 4.3(g) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of Parent set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect,” “Knowledge” or similar qualifiers contained in any such representations and warranties) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date in which event such representation and warranty shall be so true and correct as of such specified date) or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)          Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate or certificates, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer of Parent to such effect.

(c)          No Parent Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or could reasonably be expected to result in, a Parent Material Adverse Effect.

(d)          Delivery of Merger Consideration to Exchange Agent. Parent shall have delivered to the Exchange Agent for delivery to the holders of Company Common Stock, the Merger Consideration in accordance with Section 2.5(a) on or prior to the Closing Date.

(e)          Nasdaq Listing of Parent Stock. The shares of Parent Common Stock to be issued as part of the Merger Consideration shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(f)          Other Actions. Parent shall have furnished Company with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.2 as Company may reasonably request.

6.3.        Conditions to Obligation of Parent. The obligations of Parent to consummate the Merger and the other transactions contemplated hereby is also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

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(a)          Representations and Warranties. The representations and warranties of Company (i) set forth in Sections 4.2(a), 4.2(b), 4.2(c)(i) and 4.2(e)(i) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date, and (ii) the representations and warranties of Company set forth in this Agreement (other than the representations and warranties that are the subject of clause (i)) shall be true and correct in all material respects (without giving effect to any “materiality,” “Material Adverse Effect,” “Knowledge” or similar qualifiers contained in any such representations and warranties) as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date) or unless any such inaccuracy, together with all other inaccuracies, has not had and would not reasonably be expected to have a Material Adverse Effect on Company, and Parent shall have received a certificate, dated the Closing Date and signed on behalf of Company by its Chief Executive Officer and the Chief Financial Officer, to such effect.

(b)          Performance of Obligations of Company. Company shall have performed in all material respects (other than with respect to Sections 3.1(b), (c), (e), (f), (g) and (k), which shall have been performed in all respects), all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Executive Officer of Company to such effect.

(c)          Estoppel Letters and Consents. Company shall have delivered fully executed estoppel letters and Consents as provided in Section 5.12, except where the failure to obtain such consents would not have a Company Material Adverse Effect.

(d)          Absence of Burdensome Conditions. No Requisite Regulatory Approval shall have been granted subject to any condition or conditions which, and there shall not have been any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or Bank Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, (i) requires any of the Parties, including the Surviving Bank, to pay any amounts (other than customary filing fees), or divest any banking office, line of business or operations, or (ii) imposes any condition, requirement or restriction upon Parent or the Surviving Bank, that, in the case of clause (i) or (ii), would, individually or in the aggregate, reasonably be expected to impose a materially burdensome condition on Parent or the Surviving Bank, as applicable, or otherwise would materially alter the economics of the Merger for Parent.

(e)          No Company Material Adverse Effect. There shall not have occurred any event, circumstance, change, occurrence or state of facts that, individually or in the aggregate with all such other events, circumstances, changes occurrences or states of facts, has resulted in or would reasonably be expected to result in, a Company Material Adverse Effect.

(f)          Allowance for Loan Losses. As of the Financial Determination Date, the Company’s allowance for loan losses, determined in accordance with GAAP, shall be not less than 1.40% of gross loans.

(g)          Environmental Reports. The Phase One reports for the Owned Real Properties shall not disclose any materials amount of Hazardous Materials, material adverse environmental conditions or material violations of Environmental Laws that have not been remediated.

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(h)          Termination of Shareholder Rights Plan. The Shareholder Rights Plan shall have been terminated, all Rights issued thereunder shall have been redeemed, no “Flip-In Event” (as that term is defined in the Shareholder Rights Plan) shall have occurred, and no shares of Company Preferred Stock shall have been issued or be issuable thereunder, and Company shall have delivered to Parent written evidence of the same reasonably satisfactory to Parent.

(i)          Repayment of Senior Note and Release of Pledged Collateral. The Senior Note shall have been repaid in full, and the Pledged Collateral shall have been released, and Company shall have delivered to Parent written evidence of the same reasonably satisfactory to Parent or, if Parent shall have elected in its sole discretion to assume the Senior Note, the Holder thereof shall have consented to same.

(j)          Tax Opinion. An opinion of Katten Muchin Rosenman LLP addressed to Parent, to the effect that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that if Katten Muchin Rosenman LLP shall have failed timely to deliver such an opinion, then Parent may obtain an opinion of counsel to Parent with respect to such matters, which opinion may be addressed solely to Parent.

(k)          Delivery of Option Holder Agreements. On or prior to the Closing Date, each holder of Company Stock Options shall have entered into an Option Holder Agreement in the form of Exhibit D attached to this Agreement (the “Option Holder Agreements”) providing for the termination of such holder’s Company Stock Options.

(l)          Dissenting Shares. Holders of not more than ten percent (10%) of the outstanding shares of Company Common Stock shall have duly exercised their dissenter’s rights under Chapter 13 of the California General Corporation Law.

(m)          Other Actions. Company shall have furnished Parent with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as Parent may reasonably request.

ARTICLE 7

TERMINATION

7.1.       Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating Party or Parties:

(a)          by mutual consent of Parent and Company in a written instrument;

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(b)          by Parent or Company, upon written notice to the other Party, if (i) a Governmental Entity from which a Requisite Regulatory Approval is required has denied approval of the Merger or the Bank Merger and such denial has become final and non-appealable, or (ii) any Governmental Entity shall have issued an order, writ, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger, and such order, writ, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with Section 5.3 or any other provision of this Agreement primarily shall have resulted in, or materially contributed to, such action;

(c)          by either Parent or Company, upon written notice to the other Party, if the Merger shall not have been consummated on or before the End Date; provided, however, that (i) such date may be extended one or more times, but not to a date any later than July 31, 2016, by notice from either Party delivered to the other Party on or before the End Date, or the later date to which such date has then been most recently extended as provided herein, if the only condition to the Closing that has not been satisfied or is not capable of being satisfied as of the date such notice is delivered is receipt of any Requisite Regulatory Approval and the satisfaction of such condition remains reasonably possible, as determined by the Parties in good faith, and (ii) the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement primarily shall have resulted in, or materially contributed to, the failure of the Effective Time to occur on or before such date;

(d)          by Parent, upon written notice to Company, if (i) the Company Board effects a Company Change in Recommendation or fails to include the Company Board Recommendation in the Proxy Statement-Prospectus, (ii) Company enters into a definitive agreement providing for a Superior Proposal, (iii) within two (2) Business Days (or such longer period of time that the Company Board determines in good faith is reasonably necessary to comply with its fiduciary duties) of a written request by Parent for the Company Board to reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material change thereto is first publicly announced, published or sent to Company’s stockholders, Company fails to issue a press release that reaffirms, unanimously and without qualification, the Company Board Recommendation (provided that such request may only be made once with respect to such Acquisition Proposal absent further material changes thereto), (iv) a tender offer or exchange offer (whether or not conditional) relating to shares of Company’s capital stock shall have been commenced and the Company Board (or any committee thereof) fails to recommend against such tender offer or exchange offer within ten (10) Business Days after the commencement of such tender offer or exchange offer (including, for these purposes, by taking no position with respect to the acceptance by the Company’s stockholders of any such tender offer or exchange offer within such period, which shall constitute a failure to recommend against such offer), or (v) Company intentionally breaches Section 5.1(c), Section 5.1(d) or Section 5.4;

(e)          by Company, upon written notice to Parent, if (i) Company enters into a definitive agreement providing for a Superior Proposal prior to the receipt of the Required Company Vote not in violation of Section 5.1 or Section 5.4, and (ii) concurrently with such termination, Company pays the Company Termination Fee to Parent by wire transfer of immediately available funds;

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(f)          by Parent or Company, upon written notice to the other Party, if any application for Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity from which a Requisite Regulatory Approval is required, or by Parent if any such application is approved with commitments, conditions or understandings, contained in an approval letter or otherwise, which imposes a materially burdensome condition, as determined by Parent under Section 6.3(d), on Parent or the Surviving Bank, as applicable, or would otherwise materially alter the economics of the Merger for Parent.

(g)          by Parent or Company, upon written notice to the other Party, if there shall have been a breach by the other Party (for purposes of this Section 7.1(g), Parent constitute one Party) of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of a condition set forth in one of Sections 6.2(a), 6.2(b), 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching Party or, by its nature, cannot be cured within such time period;

(h)          (i) by Parent or Company, upon written notice to the other Party, if a vote shall have been taken at the duly convened Company Shareholders Meeting (including any adjournments thereof) and the Required Company Vote shall not have been obtained, and one or more Directors or officers of Company that is a party to a Company Support Agreement shall have voted their shares against approval of the Merger or this Agreement, or (ii) by Parent if the Company Shareholders Meeting is not held on or before April 30, 2016, unless such delay results directly from any action or inaction by a Governmental Entity;

(i)          by Parent, upon written notice to Company, if, since the date of this Agreement, there shall have occurred a Material Adverse Effect with respect to Company; or

(j)          by Company, upon written notice to Parent, if there shall have been a breach by Parent or any of their Subsidiaries of Section 5.17.

7.2.        Effect of Termination.

(a)          In the event of termination of this Agreement by Company, Parent as provided in Section 7.1, this Agreement shall, to the fullest extent permitted by Applicable Legal Requirements, forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent or Company or their respective officers or directors, except with respect to Sections 4.2(ff), 4.3(d), 5.2(b), 5.6, 7.1, and 7.2 and Article 8, which shall survive such termination, and, except that as otherwise provided herein, no Party shall be relieved or released from any liabilities or damages arising out of its own fraud or willful and material breach of this Agreement. Except as otherwise provided in this Section 7.2, all fees and expenses incurred in connection with this Agreement, the Merger, and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          Company shall pay Parent, by wire transfer of immediately available funds, the sum of $700,000 (the “Company Termination Fee”) if this Agreement is terminated as follows:

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(i)          if Parent shall terminate this Agreement pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 7.1(d), in which case, Company shall pay the Company Termination Fee to Parent within three (3) Business Days of Company’s receipt of written notice of such termination; or

(ii)         if Company shall terminate this Agreement pursuant to Section 7.1(e), then Company shall pay the Company Termination Fee concurrently with such termination; or

(iii)        if (A) any Party shall terminate this Agreement pursuant to Section 7.1(c) following Company having taken action that constitutes a breach of Section 5.1(c) or if a third party has made an Acquisition Proposal prior to such termination, or Parent shall terminate this Agreement pursuant to Section 7.1(h) following Company having taken action that constitutes a breach of Section 5.1(c) or if a third party has made an Acquisition Proposal prior to such termination, (B) at any time after the date of this Agreement and at or before such termination, Company shall have received an Acquisition Proposal, and (C) within twelve (12) months of the date of such termination of this Agreement, Company executes any definitive agreement with respect to, or consummates, any such Acquisition Proposal (provided that for purposes of this clause (iii) only, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “more than 50%”), then Company shall pay Parent the Termination Fee upon the date of such execution or consummation; or

(iv)        if any Party entitled to terminate the Agreement under Section 7.1(h) shall terminate this Agreement pursuant to Section 7.1(h), in which case, Company shall pay the Company Termination Fee to Parent within three Business Days.

(c)          In the event of a material breach by Parent or any of its Subsidiaries or Representatives of any of its or their covenants or agreements contained herein (including failing to take such actions as are required of it or them hereunder to consummate the Merger), Parent acknowledges and agrees that Company would be irreparably harmed, that monetary damages would not provide an adequate remedy, and that Company shall be entitled, without terminating this Agreement, to specifically enforce the terms hereof against Parent. Each Party acknowledges that there is not an adequate remedy at law to compensate Company relating to the non-consummation of the Merger. To this end, Parent, to the extent permitted by law, irrevocably waives any defense it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief or other equitable relief. Parent further agrees that none of Company or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7.2(c), and Parent irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

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(d)          COMPANY AND PARENT ACKNOWLEDGE THAT THE AGREEMENTS CONTAINED IN SECTIONS 7.2(B) AND 7.2(C) ARE AN INTEGRAL PART OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THAT, WITHOUT THESE AGREEMENTS, NEITHER PARTY WOULD ENTER INTO THIS AGREEMENT. THE AMOUNTS PAYABLE BY COMPANY PURSUANT TO SECTION 7.2(B) CONSTITUTE LIQUIDATED DAMAGES AND NOT A PENALTY AND SHALL BE THE SOLE MONETARY REMEDY OF PARENT, OR ANY OF ITS SUBSIDIARIES, IN THE EVENT OF TERMINATION OF THIS AGREEMENT BY SUCH PARTY UNDER SUCH APPLICABLE SECTION GIVING RISE TO THE PAYMENT OF SUCH COMPANY TERMINATION FEE. IF COMPANY FAILS TO PAY WHEN DUE ANY AMOUNTS REQUIRED TO BE PAID BY IT PURSUANT TO SECTION 7.2(B) AND IN ORDER TO OBTAIN SUCH PAYMENT, PARENT COMMENCES AN ACTION, SUIT OR PROCEEDING, THEN IN ADDITION TO THE AMOUNT OF SUCH JUDGMENT, THEN COMPANY SHALL PAY TO PARENT AN AMOUNT EQUAL TO THE FEES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES, COSTS AND EXPENSES) INCURRED BY THEM IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING, TOGETHER WITH INTEREST ON ALL UNPAID AMOUNTS FROM THE DATE SUCH AMOUNTS WERE REQUIRED TO BE PAID UNDER THIS AGREEMENT AT THE PRIME LENDING RATE PREVAILING AT SUCH TIME, AS PUBLISHED IN THE WALL STREET JOURNAL, PLUS 3%. UNDER NO CIRCUMSTANCES SHALL COMPANY BE OBLIGATED TO ACTUALLY PAY MORE THAN ONE (1) COMPANY TERMINATION FEE PURSUANT TO SECTION 7.2(B).

ARTICLE 8

MISCELLANEOUS

8.1.        Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2.        Amendment, Extension, Waiver.

(a)          This Agreement may be amended by the Parties, by action taken or authorized by their respective boards of directors, at any time prior to the Effective Time, but, after any such approval, no amendment shall be made which by law requires further approval by stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)          At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective board of directors, may, to the extent legally allowed, (iii) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any breaches in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

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8.3.        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

8.4.        Governing Law; Submission to Jurisdiction; Interpretation.

(a)          This Agreement and the transactions contemplated herein, and all disputes between the Parties under or related to this Agreement or the facts and circumstances leading to its execution or performance, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of California, without reference to the conflict of laws principles thereof.

(b)          Each of the Parties (i) irrevocably submits itself to the personal jurisdiction of all state and federal courts sitting in the State of California, including to the jurisdiction of all courts to which an appeal may be taken from such courts, in any action, suit or proceeding arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance, (ii) agrees that all claims in respect of any such action, suit or proceeding must be brought, heard and determined exclusively in the State of California, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, (iv) agrees not to bring any action, suit or proceeding against the other Party or its Affiliates arising out of or relating to this Agreement, any of the transactions contemplated by this Agreement or any facts and circumstances leading to its execution or performance in any other courts and (v) waives any defense of inconvenient forum to the maintenance of any action, suit or proceeding so brought. Each of the Parties agrees to waive any bond, surety or other security that might be required of any other Party with respect to any such action, suit or proceeding, including any appeal thereof.

(c)          Each of the Parties agrees that service of any process, summons, notice or document in accordance with Section 8.4 shall be effective service of process for any action, suit or proceeding brought against it by the other Party in connection with Section 8.4(b), provided that nothing contained herein shall affect the right of any Party to serve legal process in any other manner permitted by applicable law.

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(d)          When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” or “furnished” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available or access has been provided to (and print capabilities enabled on) a virtual data room containing such information. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to “stockholder” or “stockholders,” such terms shall be interchangeable with “shareholder” or “shareholders” as it relates to the Parties or is applicable under California law. Each Party has been represented and advised by independent counsel of its choice in connection with the execution of this Agreement and has cooperated in the drafting and preparation of this Agreement and the documents delivered in connection herewith. Accordingly, any Applicable Legal Requirement that would require interpretation of this Agreement or any document delivered in connection herewith, including any ambiguous, vague or conflicting term herein or therein, against the drafter should not apply and is expressly waived.

8.5.         WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

8.6.         Expenses. Except as otherwise provided for in Section 7.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

8.7.         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

71

If to Parent:

Sierra Bancorp

Bank of the Sierra

86 North Main Street

Porterville, California 93257

Attention:	Kevin McPhaill, President
Facsimile:	(559) 782-4996
Email:	kmcphaill@bankofthesierra.com

With a copy (which shall not constitute notice) to:

King, Holmes, Paterno & Soriano, LLP

1900 Avenue of the Stars, 25th Floor

Los Angeles, California 90067

Attention:	Keith T. Holmes
Facsimile:	(310) 282-8903
Email:	holmes@khpslaw.com

If to Company to:

Coast Bancorp

500 Marsh Street

San Luis Obispo, California 93401

Attention:	Anita M. Robinson, President and CEO
Facsimile:	(805) 541-5758
Email:	arobinson@coastnationalbank.com

With a copy to:

Stuart | Moore, Attorneys at Law

641 Higuera Street

Suite 302

San Luis Obispo, California 93401

Attention:	Kenneth E. Moore, Esq.
Fax:	(805) 545-8590
Email:	ken@stuartmoorelaw.com

72

8.8.         Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules to this Agreement and the Confidentiality Agreement) constitute the entire agreement of the Parties and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been relied upon or made by any of the Parties. Except as provided in Section 5.7, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any breaches in such representations and warranties are subject to waiver by the Parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties and may have been qualified by certain disclosures not reflected in the text of this Agreement. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any employee benefit plan of Company or Parent or any of their respective Subsidiaries or any other benefit plan, program, agreement or arrangement maintained or sponsored by any of them, (ii) alter or limit the ability of Company or Parent , or any of their respective Subsidiaries to amend, modify or terminate any employee benefit plan maintained by any of them, (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Company or Parent or the Surviving Corporation or any of their Subsidiaries, or constitute or create an employment agreement with or for any individual, or (iv) alter or limit the ability of Company or Parent or the Surviving Corporation or any of their Subsidiaries to make necessary or appropriate changes to their respective businesses in response to changed circumstances, unforeseen events or the like. The disclosure in any correspondingly identified subsection of the disclosure schedules delivered by Company or Parent , as applicable, shall qualify (i) the corresponding subsection of this Agreement and (ii) the other Sections or subsections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other Sections or subsections.

8.9.         Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.10.       Enforcement of the Agreement. The Parties agree that irreparable injury, for which damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or other equitable relief, without the necessity of proving actual monetary loss or posting any bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.10, this being in addition to any other remedy to which they are entitled at law or in equity.

73

8.11.       Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable laws.

8.12.       Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

8.13.       Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall, to the fullest extent permitted by Applicable Legal Requirements, be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.14.       Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Company set forth herein, including to provide for a merger of a newly formed Subsidiary of Parent with and into Company, followed by the merger of Company with and into Parent as part of an integrated transaction, provided that the consideration to be paid to the holders of Company Common Stock and Company Stock Options is not thereby changed in kind or reduced in amount as a result of such modification and that such modification creates no additional adverse tax consequences for the holders of Company Common Stock or Company Stock Options. In the event Parent elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

74

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SIERRA BANCORP		COAST BANCORP

By:	/s/ Kevin McPhaill	By:	/s/ Anita M. Robinson
Name:	Kevin McPhaill	Name:	Anita M. Robinson
Title:	President/Chief Executive Officer	Title:	President and Chief Executive Officer

75

[Name of Director]

EXHIBIT A

VOTING AND NON-COMPETITION AND

NON-SOLICITATION AGREEMENT

This VOTING, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of the __ day of January, 2016, by and among SIERRA BANCORP, a California corporation and registered bank holding company (“Parent”), BANK OF THE SIERRA, a California corporation and wholly-owned subsidiary of Parent (“Parent Bank”), COAST BANCORP, a California corporation and registered bank holding company, (“Company”), COAST NATIONAL BANK, a national banking association and wholly-owned subsidiary of Company (“Company Bank”) and the undersigned director of Company and Company Bank (“Director”).

WITNESSETH:

WHEREAS, Parent and Company have entered into that certain Agreement and Plan of Reorganization and Merger dated as of January __, 2016 (the “Merger Agreement”), pursuant to which Company will be merged with and into Parent, with Parent surviving the Merger (the “Merger”), and Company Bank thereafter merging with and into Parent Bank, with Parent Bank surviving such secondary merger (the “Bank Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement;

WHEREAS, Director understands and acknowledges that Director’s execution and delivery of this Agreement is a material inducement to Parent and Company to enter into the Merger Agreement and a condition to the obligation of Parent to consummate the transactions contemplated thereby;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Parent, Company, Parent Bank, Company Bank and Director agree as follows:

1.          Director Support. Director agrees that for a period of eighteen (18) months from the Effective Time, to use his/her commercially reasonable efforts to support and refrain from (a) disparaging the goodwill of Parent and Parent Bank, (b) harming their respective customer and client relationships, and (c) disparaging the business or banking reputation of Parent or Parent Bank.

2.          Director Covenants. Director agrees that for a period of eighteen (18) months from the Effective Time, Director shall not, directly or indirectly, individually or as an employee, partner, officer, director, promoter or shareholder or in any other capacity whatsoever, except in the performance of customary legal, accounting, insurance, asset management, or investment or investment management services as performed at the time of execution of the Agreement or of a similar nature:

(a)          solicit the banking business of any current customers of Company Bank or customers who are customers at the Effective Time;

Exhibit A - 1

[Name of Director]

(b)          subject to the exceptions set forth in Section 2(f) below, (i) acquire, charter, operate or enter into any franchise or other management agreement with any “Financial Institution,” as defined below, in which Director shall be involved in activities competitive with Parent or Parent Bank, or Company or Company Bank, in each case as in existence as of the date hereof, (ii) serve as an officer, director, employee, agent, promoter, or consultant to any Financial Institution (whether in existence or in organization) in connection with activities that are competitive with Parent or Parent Bank, or Company or Company Bank, in each case as in existence as of the date hereof, or (iii) establish or operate a branch or other office of a Financial Institution, provided that the restrictions in clauses (i) though (iii) above shall apply only to any Financial Institution which has its principal California office located in Tulare, Kern, Fresno, Kings, San Luis Obispo or Ventura Counties in California or the cities of Santa Clarita or Valencia (“Covered Financial Institution”). For purposes of this Agreement, “Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent or subsidiary thereof.

(c)          Director further agrees that Director shall not:

(i)          prior to the Effective Time, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding six (6) months was, an employee of Company or Company Bank; and

(ii)         after the Effective Time and until the eighteen (18) month thereafter, recruit, hire, assist others in recruiting or hiring, any person who is an employee of Parent or Parent Bank at the date of the recruitment or hire or who was an employee of Parent or Parent Bank or Company or Company Bank within the six (6) months immediately preceding the date of the recruitment or hire; provided, however, that this prohibition shall not apply to general recruitment, solicitations and/or hires through employment agencies or advertisements that are placed in publications of general circulations or trade journals whether on the internet or otherwise.

(d)          If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad with respect to time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law.

(e)          Director agrees that (i) this Agreement is entered into in connection with the conveyance to Parent and Parent Bank of the goodwill of the business of Company and Company Bank; (ii) Director is receiving valuable consideration in this Agreement and in the Merger pursuant to the Merger Agreement; (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure that Parent and Parent Bank receive the goodwill of Company and Company Bank; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(f)          Notwithstanding the foregoing, nothing in this Agreement shall require the Director to (i) divest any passive investment in any Covered Financial Institution existing as of the date of this Agreement, (ii) refrain from becoming a shareholder of no more than 24.9% of any class of equity security or other class of ownership interest or debt security of any Covered Financial Institution, (iii) resign from any board position held at any Covered Financial Institution as of the date of this Agreement, (iv) refrain from providing investment banking, financial advisory services or acting as a placement agent or underwriter, or similar business (“Financial Advisory Business”) for any Covered Financial Institution if Director is currently actively engaged in the Financial Advisory Business, or (v) acting as an asset manager, receiver, trustee or in a similar capacity (“Asset Management Business”) on behalf of any Covered Financial Institution if Director is currently actively engaged in the Asset Management Business.

Exhibit A - 2

[Name of Director]

(g)          Director agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Director contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Director of his or her obligations under this Agreement.

(h)          Director agrees to permit Parent and/or Company Bank to publish and disclose in any proxy statement or securities filing, Director’s identity and ownership of shares of Company Bank’s or Parent’s capital stock and the nature of Director’s commitments, arrangements and understandings under this Agreement.

(i)          From time to time, at the request of Parent or Parent Bank and without further consideration, Director shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

3.          Release.

(a)          Director acknowledges that he is aware of no existing claim or defense, personal or otherwise, or rights of set off whatsoever against Company or Company Bank, except as expressly provided herein. For and in consideration of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, Director, for himself/herself and on behalf of his/her heirs and assigns (the “Director Releasing Parties”), releases, acquits and forever discharges Company and Company Bank and their predecessors, successors, assigns, officers, directors, employees, agents and servants, and all persons, natural or corporate, in privity with them or any of them, from any and all known claims or causes of action of any kind whatsoever, at common law, statutory or otherwise, which the Director Releasing Parties, or any of them, has now existing or that may hereafter arise in respect of any and all agreements and obligations incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof; provided, however, that Company and Company Bank shall not be released from any written contractual obligations or accrued benefits of Company or Company Bank to Director as set forth on Schedule 1 attached hereto or any potential claim for indemnification under Company or Company Bank’s articles of incorporation or association or bylaws (in each case as in existence on the date hereof) for any matters arising in connection with the Director’s service as a director or officer or employee of Company or Company Bank relating to acts, circumstances, actions or omissions arising on or prior to the date hereof to the extent such claims have not been asserted or are not known to Director.

Exhibit A - 3

[Name of Director]

(b)          It is expressly understood and agreed that the terms hereof are contractual and not merely recitals, and that the agreements herein contained and the consideration herein transferred is to compromise doubtful and disputed claims, and that no releases made or other consideration given hereby or in connection herewith shall be construed as an admission of liability, all liability being expressly denied by Company and Company Bank. Director hereby represents and warrants that the consideration hereby acknowledged for entering into this Agreement and the transactions contemplated hereby is greater than the value of all claims, demands, actions and causes of action herein relinquished, released, renounced, abandoned, acquitted, waived and/or discharged, and that this Agreement is in full settlement, satisfaction and discharge of any and all such claims, demands, actions, and causes of action that Director may have or be entitled to against Company and Company Bank and their predecessors, assigns, legal representatives, officers, directors, employees, attorneys and agents other than obligations or liabilities to Director in connection with any written contractual obligations or accrued benefits of Company or Company Bank to Director as set forth on Schedule 1 attached hereto.

4.          Termination. Subject to the second sentence of Section 5, and excluding the release provided in Section 3, this Agreement shall terminate following the end of all restrictive covenant periods described in Section 2 above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

5.          Effective Time. This Agreement shall become effective on the date of execution of this Agreement. If the Merger Agreement is terminated in accordance with its terms, then this Agreement shall become null and void as of the date of the termination of the Merger Agreement and shall be of no further force and effect.

6.          Specific Performance/Injunctive Relief. Director acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Parent and Parent Bank critical to the business of Parent and Parent Bank and that any breach of this Agreement by Director will give rise to irreparable injury that is not compensable with money damages. Accordingly, Director agrees that Parent and Parent Bank shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Director. Parent, Parent Bank and Director hereby acknowledge and agree that Parent, Parent Bank, Company and Company Bank will be irreparably damaged if the provisions of this Agreement are not specifically enforced. Director further agrees to waive any requirement for the securing or posting of any bond or other security or the proof of actual damages in connection with such remedies. Such remedies shall not be exclusive and shall be in addition to any other remedy that Parent or Parent Bank may have at law or in equity.

7.          Extension of Term of Restrictive Covenant. If Director violates any restrictive covenant contained in Section 2, and if any action to specifically enforce or enjoin the violation of a restrictive covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Director’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

Exhibit A - 4

[Name of Director]

8.          Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Director agrees that at any shareholder meeting of Company to approve the Merger or any related transaction, or any adjournment or postponement thereof, the Director shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of Company entitled to vote at such meeting, including all voting shares listed on Attachment A, and all voting shares of Company subsequently acquired by Director (together, “Owned Shares”): (a) in favor of approval of (i) the Merger Agreement and the transactions contemplated thereby, (ii) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (iii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of Parent or Parent Bank to complete the Merger or Bank Merger, the ability of Company and Company Bank to complete the Merger or Bank Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, that the foregoing applies solely to Director in his or her capacity as a shareholder and nothing in this Agreement shall prevent Director from discharging his or her fiduciary duties with respect to his or her role on the board of directors of Company or Company Bank. Director covenants and agrees that, except for this Agreement, he or she (c) has not entered into, and shall not enter during the Support Period any other voting agreement or voting trust with respect to the Owned Shares and (d) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

9.          Transfer Restrictions Prior to Merger. The Director will not, during the Support Period, except in respect of the Merger and receiving the Merger Consideration: (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”), or (b) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable; provided that, Director may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 8 and 9 of this Agreement.

10.         Director Representations and Warranties. Director hereby represents and warrants to Parent, Parent Bank, Company and Company Bank as follows:

Exhibit A - 5

[Name of Director]

(a)          Director has full legal right and capacity to execute and deliver this Agreement, to perform Director’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)          This Agreement has been duly executed and delivered by Director and the execution, delivery and performance of this Agreement by Director and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Director and no other actions or proceedings on the part of Director are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)          The execution and delivery of this Agreement by Director does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Director to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Director or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Director or pursuant to which any of its or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Director or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d)          On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Director in the manner reflected thereon, include all of the owned of record or beneficially by Director, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Director to perform Director’s obligations hereunder. As of the date hereof Director has, and at the Company Bank Stockholders Meeting or any other shareholder meeting of Company Bank in connection with the Merger Agreement and the transactions contemplated thereby, Director (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(e)          Director understands and acknowledges that each of Parent, Parent Bank, Company and Company Bank is entering into the Merger Agreement in reliance upon Director’s execution, delivery and performance of this Agreement.

11.         Resignation from Company Bank Board. Each Director hereby tenders his or her resignation from the Board of Directors of Company and Company Bank subject to and effective upon the Effective Time.

12.         Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

Exhibit A - 6

[Name of Director]

13.         Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein. This Agreement may be signed in counterparts, each of which, when taken together, shall constitute a single document.

14.         APPLICABLE LAW CHOICE OF VENUE. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (a) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (b) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.         Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

16.         Notice. Unless otherwise provided herein, any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 16. All communications must be in writing and addressed to the Director at the address on the signature page below and to the other parties hereto as follows:

Exhibit A - 7

[Name of Director]

If to Company or Company Bank:

Coast Bancorp
Coast National Bank
500 Marsh Street
San Luis Obispo, California 93401
Attention:	Anita M. Robinson, President and CEO
Facsimile:	(805) 541-5758
Email:	arobinson@coastnationalbank.com

If to Parent or Parent Bank:

Sierra Bancorp
Bank of the Sierra
86 North Main Street
Porterville, California 93257
Attention:	Kevin McPhaill, President and Chief Executive Officer
Facsimile:	(559) 782-4996

17.         Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

[Signature Page Follows]

Exhibit A - 8

[Name of Director]

[Signature Page to Director Voting and Non-Competition Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Director:	Name:
Address:

Parent:	SIERRA BANCORP

By:
Name: Kevin J. McPhaill
Title: President and Chief Executive Officer

Parent Bank:	BANK OF THE SIERRA

By:
Name: Kevin J. McPhaill
Title: President and Chief Executive Officer

Company	COAST BANCORP

By:
Name: Anita Robinson
Title: President and Chief Executive Officer

Company Bank	COAST NATIONAL BANK

By:
Name: Anita Robinson
Title: President and Chief Executive Officer

Exhibit A - 9

[Name of Director]

Attachment A

LISTING OF OWNED SHARES

Director Name	No. of Shares of Company Bank Common Stock (Director has sole voting and dispositive power unless otherwise indicated)	No. of Shares of Company Bank Preferred Stock (Director has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

LISTING OF OPTIONS AND WARRANTS TO PURCHASE COMPANY BANK COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

Warrants

No. of Shares Issuable upon Exercise of Warrants	Exercise Price

Exhibit A - 10

[Name of Director]

Schedule 1

Written Contractual Obligations and Accrued Benefits of Director

Exhibit A - 11

EXHIBIT A-1

Directors Executing Director Voting, Non-Competition and Non-Solicitation Agreements

Robb Evans

Gregory Gersack

Gene D. Mintz

Ronald Olson

Stephen S. Taylor, Jr.

Dan Wixom

Kenneth Karmin

[Officer Name]

EXHIBIT B
VOTING AND NON-SOLICITATION AGREEMENT

This VOTING AND NON-SOLICITATION AGREEMENT (the “Agreement”) is made and entered into as of the __ day of January, 2016, by and among SIERRA BANCORP, a California corporation and registered bank holding company (“Parent”), BANK OF THE SIERRA, a California corporation and wholly-owned subsidiary of Parent (“Parent Bank”), COAST BANCORP, a California corporation and registered bank holding company (“Company”), COAST NATIONAL BANK, a national banking association and wholly-owned subsidiary of Company (“Company Bank”), and the undersigned executive officer of Company Bank and/or Company (“Executive Officer”).

WITNESSETH:

WHEREAS, Parent and Company have entered into that certain Agreement and Plan of Reorganization and Merger dated as of January 4, 2016 (the “Merger Agreement”), pursuant to which Company will be merged with and into Parent, with Parent surviving the Merger (the “Merger”), and Company Bank thereafter merging with and into Parent Bank, with Parent Bank surviving such secondary merger (the “Bank Merger”). Terms with their initial letter capitalized and not otherwise defined herein shall have the meanings given them in the Merger Agreement; and

WHEREAS, Executive Officer understands and acknowledges that Executive Officer’s execution and delivery of this Agreement is a material inducement to Parent and Company to enter into the Merger Agreement and a condition to the obligation of Parent and Parent Bank to consummate the transactions contemplated thereby;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and intending to be legally bound hereby, Parent, Parent Bank, Company, Company Bank and Executive Officer agree as follows:

1.          Executive Officer Support. Executive Officer agrees that for a period of one (1) year following the cessation of his or her service as an officer, consultant or employee of Company, Company Bank, Parent, Parent Bank or any other affiliate of Parent, to use his or her commercially reasonable efforts to refrain from (a) disparaging the goodwill of Parent and Parent Bank and Company and Company Bank and (b) intentionally disparaging the business or banking reputation of Parent or Parent Bank.

2.          Executive Officer Covenants.

(a)          Executive Officer agrees that Executive Officer shall not:

(i)          prior to the Effective Time, recruit, hire, assist others in recruiting or hiring, discuss employment with, or refer others concerning employment, any person who is, or within the preceding three (3) months was, an employee of Company or Company Bank; provided, however, Executive Officer may assist any person who is or was an employee of Company or Company Bank within the preceding three (3) months seek employment elsewhere if that employee is not being offered employment after the Effective Time on the condition that any such employment not commence until after termination by Company or Company Bank; and

[Officer Name]

(ii)         until the one (1) year anniversary of the later of (A) cessation of the service of Executive Officer as an officer, director, consultant or employee of Parent or Parent Bank, Company, or Company Bank, or any other affiliate of Parent and Company, and (B) the Effective Time, recruit, hire, assist others in recruiting or hiring, any person who is an employee of Parent or Parent Bank at the date of the recruitment or hire or who was an employee of Company or Company Bank within the preceding three (3) months immediately preceding the date of the recruitment or hire; provided, however, that this prohibition shall not apply to general recruitment, solicitations and/or hires through employment agencies or advertisements that are placed in publications of general circulations or trade journals whether on the internet or otherwise.

(b)          Executive Officer agrees that (i) this Agreement is entered into in connection with the conveyance to Parent and Parent Bank of the goodwill of the business of Company and Company Bank; (ii) Executive Officer is receiving valuable consideration in this Agreement and in the Merger pursuant to the Merger Agreement; (iii) the restrictions imposed upon Executive Officer by this Agreement are essential and necessary to ensure that Parent and Parent Bank receive the goodwill of Company and Company Bank; and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

(c)          Executive Officer agrees, following the date hereof until this Agreement terminates, not to take any action that would make any representation or warranty of Executive Officer contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by Executive Officer of his or her obligations under this Agreement.

(d)          Executive Officer agrees to permit Parent and/or Company to publish and disclose in any proxy statement or securities filing, Executive Officer’s identity and ownership of shares of Company’s or Parent’s capital stock and the nature of Executive Officer’s commitments, arrangements and understandings under this Agreement.

(e)          From time to time, at the request of Parent or Parent Bank and without further consideration, Executive Officer shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

3.          Reserved

4.          Termination. Subject to the second sentence of Section 5, this Agreement shall terminate following the end of the nonsolicitation period described in Section 2(a) above, except for liabilities or claims that shall have arisen or accrued on or before such termination.

[Officer Name]

5.          Effective Time. This Agreement shall become effective on the date of execution of this Agreement. If the Merger Agreement is terminated in accordance with its terms, then this Agreement shall become null and void as of the date of the termination of the Merger Agreement and shall be of no further force and effect.

6.          Specific Performance/Injunctive Relief. Executive Officer acknowledges that performance of the terms of this Agreement constitute valuable, special and unique property of Parent and Parent Bank critical to the business of Parent and Parent Bank and that any breach of this Agreement by Executive Officer will give rise to irreparable injury that is not compensable with money damages. Accordingly, Executive Officer agrees that Parent and Parent Bank shall be entitled to obtain specific performance and/or injunctive relief against the breach or threatened breach of this Agreement by Executive Officer. Parent, Parent Bank and Executive Officer hereby acknowledge and agree that Parent, Parent Bank, Company and Company Bank will be irreparably damaged if the provisions of this Agreement are not specifically enforced. Such remedies shall not be exclusive and shall be in addition to any other remedy that Parent may have at law or in equity.

7.          Voting Agreement. From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms (the “Support Period”), Executive Officer agrees that at any shareholder meeting of Company to approve the Merger or any related transaction, or any adjournment or postponement thereof, the Executive Officer shall be present (in person or by proxy) and shall vote (or cause to be voted) all of his or her voting shares of capital stock of Company entitled to vote at such meeting, including all voting shares listed on Attachment A, and all voting shares subsequently acquired by Executive Officer (together, “Owned Shares”): (a) in favor of approval of (i) the Merger Agreement and the transactions contemplated thereby, (ii) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (iii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement; and (b) against any action or agreement that would impair the ability of Parent or Parent Bank to complete the Merger, the ability of Company and Company Bank to complete the Merger, or that would otherwise be inconsistent with, prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement; provided, that the foregoing applies solely to Executive Officer in his or her capacity as a shareholder and nothing in this Agreement shall prevent Executive Officer from discharging his or her fiduciary duties with respect to his or her role as an officer or on the board of directors of Company or Company Bank. Executive Officer covenants and agrees that, except for this Agreement, he or she (c) has not entered into, and shall not enter during the Support Period any other voting agreement or voting trust with respect to the Owned Shares and (d) has not granted, and shall not grant during the Support Period a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

[Officer Name]

8.          Transfer Restrictions Prior to Merger. The Executive Officer will not, during the Support Period, except in respect of the Merger and receiving the Merger Consideration: (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”), or (b) grant any proxies, or enter into any contract, arrangement or understanding with respect to a Transfer of the Owned Shares, as applicable; provided that, Executive Officer may Transfer Owned Shares (i) for estate planning or philanthropic purposes, (ii) by operation of law, by will or pursuant to the laws of descent and distribution, provided that in the case of any action covered by clause (i) or (ii) the transferee shall agree in writing to be bound by the provisions of Sections 7 and 8 of this Agreement.

9.          Extension of Term of Restrictive Covenant. If Executive Officer violates the non-solicitation covenant contained in Section 2(a), and if any action to specifically enforce or enjoin the violation of the covenant contained in Section 2 is pending in a court of competent jurisdiction, then the term of such restrictive covenant will be extended by adding to it the number of days that Executive Officer’s violation continues and the number of days during which such court action is pending only if and when the court grants specific performance or injunctive relief to the party seeking such relief; provided, however, that the maximum aggregate number of days which may be added to the term of the restrictive covenant as a result of the foregoing is 365 days. If there are both a violation and a pending court action, then the number of days that each continues will be added to the term of such restrictive covenants, but days on which both continue will be counted only once.

10.         Executive Officer Representations and Warranties. Executive Officer hereby represents and warrants to Parent and Parent Bank and Company and Company Bank as follows:

(a)          Executive Officer has full legal right and capacity to execute and deliver this Agreement, to perform Executive Officer’s obligations hereunder and to consummate the transactions contemplated hereby.

(b)          This Agreement has been duly executed and delivered by Executive Officer and the execution, delivery and performance of this Agreement by Executive Officer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Executive Officer and no other actions or proceedings on the part of Executive Officer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)          The execution and delivery of this Agreement by Executive Officer does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not (i) require Executive Officer to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (ii) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Executive Officer or its properties and assets, (iii) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Executive Officer or pursuant to which any of his or her or its affiliates’ respective properties or assets are bound or (iv) violate any other agreement to which Executive Officer or any of its affiliates is a party including, without limitation, any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

[Officer Name]

(d)          On the date hereof, the Owned Shares set forth on Attachment A hereto are owned of record or beneficially by Executive Officer in the manner reflected thereon, include all of the owned of record or beneficially by Executive Officer, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests, except (if applicable) as set forth on Attachment A hereto, which encumbrances or other items do not affect in any respect the ability of Executive Officer to perform Executive Officer’s obligations hereunder. As of the date hereof Executive Officer has, and at the Company Bank Stockholders Meeting or any other shareholder meeting of Company Bank in connection with the Merger Agreement and the transactions contemplated thereby, Executive Officer (together with any such entity) will have (except as otherwise permitted by this Agreement), sole voting power (to the extent such securities have voting power) and sole dispositive power with respect to all of the Owned Shares, except as otherwise reflected on Attachment A.

(e)          Executive Officer understands and acknowledges that each of Parent, Parent Bank, Company and Company Bank are entering into the Merger Agreement in reliance upon Executive Officer’s execution, delivery and performance of this Agreement.

11.         Assignability. This Agreement shall not be assigned by any party without the prior written consent of the other parties hereto.

12.         Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns, except as otherwise expressly provided herein. This Agreement may be executed in counterparts, each of which, when taken together, shall constitute a single document.

13.         APPLICABLE LAW CHOICE OF VENUE. THIS AGREEMENT IS BEING EXECUTED AND DELIVERED IN THE STATE OF CALIFORNIA, AND THE SUBSTANTIVE LAWS OF CALIFORNIA SHALL GOVERN THE VALIDITY, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT. THE PARTIES CONSENT TO THE VENUE AND JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE STATE OF CALIFORNIA, IN ANY ACTION BROUGHT TO ENFORCE THE TERMS OF THIS AGREEMENT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION (BOTH SUBJECT MATTER AND PERSONAL) OF ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVE (a) ANY OBJECTION ANY PARTY MIGHT NOW OR HEREAFTER HAVE TO THE VENUE IN ANY SUCH COURT, AND (b) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.         Legal Construction. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any provision shall be fully severable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be valid and enforceable.

[Officer Name]

15.         Notice. Unless otherwise provided herein, any and all notices, requests, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party may be delivered personally or by nationally recognized overnight courier service or sent by mail or by facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective (a) in the case of personal delivery or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or three (3) business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of nationally-recognized overnight courier service, one (1) business day after delivery to such courier service together with all appropriate fees or charges and instructions for such overnight delivery. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 15. All communications must be in writing and addressed to the Executive Officer at the address on the signature page below and to the other parties hereto as follows:

If to Company or Company Bank:

Coast Bancorp
Coast National Bank
500 Marsh Street
San Luis Obispo, California 93401
Attention:	Anita M. Robinson, President and CEO
Facsimile:	(805) 541-5758
Email:	arobinson@coastnationalbank.com

If to Parent or Parent Bank:

Sierra Bancorp
Bank of the Sierra
86 North Main Street
Porterville, California 93257
Attention:	Kevin McPhaill, President
Facsimile:	(559) 782-4996

16.         Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a continuing waiver of any provision hereof by such party.

[Signature Page Follows]

[Officer Name]

[Signature Page to Executive Officer Voting and Non-Solicitation Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Executive:
Name:
Address:
Parent:	SIERRA BANCORP

By:
	Name:	Kevin J. McPhaill
	Title:	President and Chief Executive Officer
Parent Bank:	BANK OF THE SIERRA

By:
	Name:	Kevin J. McPhaill
	Title:	President and Chief Executive Officer
Company	COAST BANCORP

By:
	Name:	Anita Robinson
	Title:	President and Chief Executive Officer
Company Bank	COAST NATIONAL BANK

By:
	Name:	Anita Robinson
	Title:	President and Chief Executive Officer

[Officer Name]

Attachment A

LISTING OF OWNED SHARES

Executive Officer Name	No. of Shares of Company Bank Common Stock (Executive Officer has sole voting and dispositive power unless otherwise indicated)	No. of Shares of Company Bank Preferred Stock (Executive Officer has sole voting and dispositive power unless otherwise indicated)	Any voting restrictions, liens, claims, security interests or encumbrances on shares owned per Section 10(d)

LISTING OF OPTIONS AND WARRANTS TO PURCHASE COMPANY BANK COMMON STOCK

Options

No. of Shares Issuable upon Exercise of Options	Exercise Price

Warrants

No. of Shares Issuable upon Exercise of Warrants	Exercise Price

EXHIBIT B-1

Executives executing Executive Voting and Non-Solicitation Agreements

Anita Robinson

Paul Cable

Brent Morgan

EXHIBIT C-1

AGREEMENT OF MERGER

This AGREEMENT OF MERGER (this “Merger Agreement”), is made as of ___________ ___, 2016, by and among Sierra Bancorp, a California corporation and registered bank holding company (“Parent”), and Coast Bancorp, a California corporation and registered bank holding company (“Company”).

RECITALS

WHEREAS, Parent and Company are parties to that certain Agreement and Plan of Reorganization and Merger dated as of January 4, 2016 (the “Reorganization Agreement”);

WHEREAS, the respective Boards of Directors of Company and Parent deem it desirable and in the best interests of their respective corporations and shareholders that Company be merged with and into Parent as provided in the Reorganization Agreement, in accordance with this Merger Agreement, pursuant to the laws of the State of California and that Parent be the surviving corporation (the “Surviving Corporation”).

NOW, THEREFORE, Parent and Company hereby agree that Company is to be merged with and into Parent on the following terms and conditions:

AGREEMENT

1.          Merger of Parent and Company. At the Effective Time (as defined in Section 11), Company will be merged with and into Parent in accordance with the relevant provisions of the CGCL. Parent will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue its corporate existence under the CGCL. At the Effective Time, the separate corporate existence of Company will cease.

2.          Effects of the Merger. The Merger will have the effects set forth in the relevant provisions of the CGCL. The name of the Surviving Corporation will be “Sierra Bancorp”

3.          Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of Parent, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

4.          Directors and Officers. The directors and officers, respectively, of Parent at the Effective Time will become the directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

C-1-1

5.          Conversion of Securities.

5.1           Shares of Surviving Corporation. Each issued and outstanding share of Parent Stock issued and outstanding immediately prior the Effective Time shall, remain issued and outstanding and shall be unchanged after the Merger.

5.2           Conversion of Company Stock.

(a)          Company Common Stock. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger, and without any action on the part of any Person, each share of the common stock, no par value of the Company (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (as defined below), other than any Dissenting Shares shall be converted into the right to receive, at the election of each of the holders of the Coast Common Stock and subject to subject to adjustment and proration as provided in the Reorganization Agreement, the following consideration (the “Merger Consideration”):

(i)          Cash Consideration. A cash payment, without interest, of $_____ (such amount, the “Per Share Cash Consideration”); or

(ii)         Stock Consideration. The right to receive ___ shares of Parent common stock, no par value (“Parent Common Stock”) (such amount, the “Per Share Stock Consideration”).

(b)          No Effect on Stock of Parent. The Merger shall have no effect on the outstanding capital stock of Parent.

(c)          Company Stock Options. Immediately prior to the Effective Time, each Company Stock Option that has not previously been exercised nor subject to a binding indication in writing from the option holder of their intent to exercise prior to the Determination Date (the “Option Exercise Notice Deadline”), whether or not then vested and whether or not then exercisable, shall terminate and be of no further effect and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect. Each holder of such terminated Company Stock Options that are in-the-money shall be entitled to receive, in lieu of each share of Company Common Stock that would otherwise have been issuable upon exercise thereof, an amount in cash without interest equal to (i) $2.25 minus (ii) the exercise price per share with respect to the corresponding Company Stock Option in question (such amount, the “Option Consideration”).

(d)          Dissenting Shares. Any shares of Company Common Stock held by a person who dissents from the Merger in accordance with the provisions of Chapter 13 of the California General Corporation Law shall be herein called “Dissenting Shares.” Notwithstanding any other provision of this Agreement, any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to applicable law.

C-1-2

(e)          Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 5.2(e) shall be entitled to receive a cash payment in lieu thereof.

6.          Shareholder Approval. The Reorganization Agreement and the transactions contemplated thereby are to be submitted pursuant to Section 5.1(b) of the Reorganization Agreement to the shareholders of Company at a meeting called to be held as promptly as practicable.

7.          Conditions to Completion of the Merger. Completion of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

8.          Termination. Notwithstanding the approval of this Merger Agreement by the shareholders of Parent or Company, this Merger Agreement shall terminate forthwith prior to the Effective Time in the event the Reorganization Agreement is terminated as therein provided. This Merger Agreement may also be terminated by mutual written consent of the parties hereto.

9.          Effect of Termination. If this Merger Agreement is terminated, liability by reason of this Merger Agreement or the termination thereof on the part of any of Parent, Company or the directors, officers, employees, agents or shareholders of any of them is to be determined pursuant to the Reorganization Agreement.

10.         Waiver; Amendment. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the shareholders of Company by the party that is entitled to the benefits thereof. This Merger Agreement may be amended at any time before the Effective Time, whether before or after action thereon by the shareholders of Company, by Parent and Company; provided, however, that in no event may any amendment hereto be made after action by the shareholders of Company that affects the value of the consideration to be received by the shareholders of Company specified in Section 5.2 of this Merger Agreement or that materially and adversely affects the rights of Company’s shareholders hereunder without the requisite approval of such shareholders. Any waiver or amendment must be in writing.

11.         Effective Time. The Merger will become effective at such time as this Merger Agreement and the appropriate Officers’ Certificates (the “Merger Filing”) are duly filed with the Secretary of State of the State of California, or at such subsequent date or time as Parent and Company agree and specify in the Merger Filing, such time being referred to as the “Effective Time.”

12.         Multiple Counterparts. For the convenience of the parties hereto, this Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

C-1-3

13.         Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW. VENUE FOR ANY CAUSE OF ACTION ARISING FROM THIS MERGER AGREEMENT WILL LIE IN TULARE COUNTY, CALIFORNIA.

14.         Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

15.         Severability.  If any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement; and (c) there will be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

16.         Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

17.         Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement are to control.

C-1-4

18.         Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement, except as expressly provided for herein. No party to this Merger Agreement will assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature page to follow]

C-1-5

IN WITNESS WHEREOF, Parent and Company have caused this Merger Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SIERRA BANCORP	COAST BANCORP

By:	By:
Name:	Name:
Title:	Title:

By:	By:
Name:	Name:
Title:	Title:

C-1-6

EXHIBIT C-2

AGREEMENT OF MERGER

OF

COAST NATIONAL BANK

AND

BANK OF THE SIERRA

Agreement of Merger, dated as of ____________, 2016 by and between Bank of the Sierra (the “Acquiror Bank”“) and Coast National Bank (the “Bank”).

WITNESSETH

WHEREAS, the Bank is a national banking association and a wholly-owned subsidiary of Coast Bancorp, a California corporation (the “Company”); and

WHEREAS, the Acquiror Bank is a California chartered bank and a wholly-owned subsidiary of Sierra Bancorp, a California corporation (“Sierra”); and

WHEREAS, Sierra and the Company have entered into an Agreement and Plan of Reorganization and Merger, dated as of January 4, 2016 (the “Agreement”), pursuant to which the Company will merge with and into Sierra (the “Parent Merger”); and

WHEREAS, the Boards of Directors of the Bank and the Acquiror Bank have approved, and deemed it advisable to consummate the merger provided for herein in which the Bank would merge with and into the Acquiror Bank on the terms and conditions herein provided immediately following the Effective Time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in the Agreement and herein contained, the parties hereto, intending to be legally bound hereby, agree as follows

1.          Effective Time. The Merger shall become effective at 6 02 p.m. Pacific Standard Time on the date that the Agreement of Merger is filed with the California Department of Business Oversight (the “Effective Time”).

2.          Articles of Incorporation; Bylaws. The Articles of Incorporation and the Bylaws of the Acquiror Bank as in effect immediately prior to the effective time of the Merger shall be those of the Surviving Bank, until altered amended or repealed in accordance with their terms and applicable law.

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3.          Name; Offices. The name of the Surviving Bank shall be “Bank of the Sierra”. The main office of the Surviving Bank shall be the main office of the Acquiror Bank immediately prior to the Effective Time. All branch offices. of the Bank and the Acquiror Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Bank or the Acquiror Bank and applicable regulatory authorities.

4.          Directors and Executive Officers. Upon consummation of the Merger, until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank, the directors of the Surviving Bank shall consist of those persons who arc the directors of the Acquiror Bank immediately prior to the Effective Time. The directors of the Surviving Bank shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Bank .

5.          Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

a.           all right, franchises and interests of the Bank in and to every type of property (real, personal and mixed), tangible and intangible, and chooses in action, shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer. and the Surviving Bank without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests. including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar, of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by the Bank immediately prior to the Effective Time; and

b.           the Surviving Bank shall be liable for all liabilities of the Bank, fixed or contingent, including all deposits, accounts, debts,· obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of the Bank shalt be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue accounts on the same basis as immediately prior to the Effective Time.

6.          Effect on Shares of Stock. At the Effective Time:

a.           Each share of Acquiror Bank common stock issued and outstanding immediately prior to the Effective Time, shall be unchanged and shall remain issued and outstanding.

b.           Each share of Bank common stock issued and outstanding prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without consideration. Any shares of Bank common stock held in the treasury of the Bank immediately prior to the Effective Time shall be retired and canceled.

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7.          Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances, or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of the Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement of Merger, the Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper·deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of the Bank or otherwise to take· any and all such action.

8.          Governing Law. This Agreement of Merger shall be governed in all respects, including. but not limited to, validity, interpretation, effect and performance, by the laws of the state of California.

9.          Amendment. Subject· to applicable law. this Agreement· of Merger may be amended. modified or supplemented only by written. agreement of the Acquiror Bank and the Bank at any time prior to the Effective Time.

10.         Waiver. Any of the terms or conditions of this Agreement of Merger may be waived at any time prior to the Effective Time by whichever of the parties hereto is, ·or the shareholders of which are, entitled to the benefit thereof y action taken by the Board of Directors of such waiving party.

11.         Assignment. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

12.         Termination. This Agreement of Merger shall terminate upon the termination of· the Agreement in accordance with its terms. This Agreement of Merger may also be terminated at any time prior to the Effective Time by an instrument executed by the Acquiror Bank and the Bank. ·

13.         Procurement of Approvals. The Acquiror Bank and the Bank shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary. proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement of Merger, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such application; or other filings for approval of the Merger to the Department of Business Oversight, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation as may be required by applicable laws and regulations.

14.         Conditions Precedent. The obligations of the parties under this Agreement of Merger shall be subject to (i) receipt of approval of the Merger from all governmental and banking authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of the Bank as offices of the Surviving Bank; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

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15.         Entire Agreement. Except as otherwise set forth in this Agreement of Merger and the Agreement, this Agreement of Merger (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral; among the parties with respect to the subject matter.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, each of the Acquiror Bank and the Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

BANK OF THE SIERRA

By:
President or any Vice-President
By:
Secretary or Assistant Secretary

COAST NATIONAL BANK

By:
President or any Vice-President
By:
Secretary or Assistant Secretary

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EXHIBIT D

OPTION HOLDER AGREEMENT

__________________, 2016

Coast Bancorp

500 Marsh Street

San Luis Obispo, CA 93401

Re:	Options to Purchase Stock

Ladies/Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger ("Merger Agreement") dated January 4, 2016 by and between Sierra Bancorp ("Sierra") and Coast Bancorp ("Company") pursuant to which the Company will be merged with and into Sierra ("Merger") and the separate corporate existence of the Company shall cease.

I previously have been granted options to acquire shares of Company Common Stock, pursuant to one or more stock option agreements (the “Option Agreements”) between Company and me, each of every one of which are listed on the attachment to this letter. With respect to the number of shares of Company Common Stock for which I have unexercised options under the Option Agreements to purchase such shares, which number of shares is set forth below my signature (the “Covered Options”), I acknowledge and agree that immediately prior to consummation of the Merger described above (the “Effective Time”), my Covered Options shall be terminated with no further action necessary on my part.

In consideration therefor, I shall receive, in lieu of the Covered Options and any and all shares of Company Common Stock that otherwise would have been issuable upon exercise of the Covered Options, an amount in cash without interest equal to (i) $2.25 minus (ii) the exercise price per share with respect to the Covered Option in question (such amount, the "Option Termination Consideration"). If the Termination Consideration determined for any Covered Option is less than zero, such Covered Option shall be cancelled without payment of any Termination Consideration. I acknowledge that the Option Termination Consideration to be received by me pursuant to this letter agreement, and the agreement of Sierra and Coast to complete the Merger, are adequate consideration for my agreement to the terms and conditions of this letter agreement, including, without limitation, the cancelation of the Option Agreements and the Covered Options and the release set forth below.

I hereby agree not to exercise any of my Covered Options before the Effective Time. I further agree (a) to accept the Option Termination Consideration for all of my Covered Options in full satisfaction of all my rights under the Covered Options, and (b) that, without limitation, subject to receipt of the Option Termination Consideration for the Covered Options, such Covered Options and the Option Agreements will be cancelled and will terminate at the Effective Time.

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I acknowledge that receipt of the Option Termination Consideration is subject to the satisfaction or fulfillment or waiver of the conditions of Closing contained in the Merger Agreement, and that the Company may collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to such options and shall comply with all payroll reporting requirements with respect thereto.

Upon receipt of any Option Termination Consideration or the cancellation of my Covered Options, I hereby release Company, Sierra and their respective subsidiaries, boards of directors, agents, attorneys, stockholders, successors and assigns from any and all obligations to me relating to the Covered Options and the Option Agreements. With respect to this release, I expressly waive and relinquish all rights and benefits afforded me by Section 1542 of the Civil Code of California and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542. Section 1542 of the Civil Code of California states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding the provisions of Section 1542, I expressly acknowledge that this release is intended to include in its effect, without limitation, all claims relating to the Covered Options and the Option Agreements that I do not now know or suspect to exist, and that this letter contemplates the extinguishment of any such claim or claims. I further agree to take such additional actions and deliver such additional documents and certificates as may be reasonably requested by Company and/or Sierra to effect the transactions described in this Agreement.

In the event the Merger Agreement is terminated by Company or Sierra in accordance with its terms, this letter agreement shall automatically terminate and none of the parties hereto shall have any further liability or obligation to the other(s) with respect to the subject matter hereof in connection with the Covered Options.

Very truly yours,

Signature

Name of Option Holder

Shares subject to Covered Options

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Agreed and Acknowledged:

COAST BANCORP

By:
Anita M. Robinson, President

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List of Option Agreements

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